Exhibit 10.1

ASSET PURCHASE AGREEMENT

BY AND AMONG

XCEL BRANDS, INC.

C WONDER LICENSING, LLC,

BURCH ACQUISITION, LLC

AND

J. CHRISTOPHER BURCH

DATED AS OF JULY 16, 2015

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(continued)

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(continued)

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(continued)

Page

Annexes, Exhibits and Schedules

Exhibits:

Form of Escrow Agreement	Exhibit A
Form of Lock-Up Agreement	Exhibit B
Form of Voting Agreement	Exhibit C
Form of Intellectual Property Assignments	Exhibit D

Schedules:

Assumed Contracts	A-1
Trademarks	A-2
C Wonder Logo	A-3
Consents and Approvals	4.3
Title to Assets	4.4
Sufficiency of Assets	4.5
Insolvency Proceedings and Creditors	4.6
Operation of Seller	4.10
Material Contracts	4.11(a)
Intellectual Property Rights	4.12(a)
Seller Intellectual Property Agreements and Arrangements	4.12(b)
Seller Intellectual Property Rights	4.12(c)
Seller Intellectual Property Infringements	4.12(d)
Validity of Intellectual Property Rights	4.12(e)
Third Party Intellectual Property Infringements	4.12(f)
Intellectual Property Development and Acquisition	4.12(g)
Intellectual Property Restrictions	4.12(h)
Intellectual Property Rights Jurisdictions	4.12(j)
Affiliate Transactions	4.13
Seller’s Brokers	4.14
Buyers’ Brokers	5.6
Third Party Registered IP	6.8
Seller Governmental and Other Approvals	8.5
Buyer Governmental and Other Approvals	9.5

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ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”) is entered into as of July 16, 2015, by and among Xcel Brands, Inc., a Delaware corporation (“Xcel”), C Wonder Licensing, LLC, a Delaware limited liability company and wholly owned subsidiary of Xcel (“CWL” and together with Xcel, the “Buyers”), Burch Acquisition, LLC, a Delaware limited liability company (the “Seller”), and, solely for the purposes of Sections 6.6, 7.9 and 12.1, J. Christopher Burch (“JC Burch”). The Seller and Buyers are referred to herein each individually as a “Party,” and collectively as the “Parties.”

RECITALS

WHEREAS, the Seller owns the Acquired Assets (as defined below); and

WHEREAS, the Seller desires to sell, and Buyers desire to purchase from the Seller, the Acquired Assets, including certain Intellectual Property Rights (as defined below) and certain other assets, on the terms and subject to the conditions set forth in this Agreement; and

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto hereby agree as follows:

ARTICLE I
Definitions and Usage

1.1           Definitions. For purposes of this Agreement, the following terms and variations thereof have the meanings specified or referred to in this Section 1.1:

“Accounting Referee” is defined in Section 3.4(b).

“Acquired Assets” means all of the Seller’s rights, title and interest in and to all of the following assets: (a) the Acquired Trademarks; (b) the Acquired Intellectual Property; (c) the Assumed Contracts; (d) all press books, promotional and advertising materials, and design archives exclusively related to the Acquired Intellectual Property, including the C Wonder Design Archives; and (e) all Intellectual Property Rights owned or developed by Seller that are related to the Acquired Trademarks, the Acquired Intellectual Property, the Assumed Contracts or the C Wonder Brand.

“Acquired Intellectual Property” means all Intellectual Property Rights exclusively related to the Acquired Trademarks and the C Wonder Brand.

“Acquired Trademarks” means the C Wonder trademarks and brands (including the C Wonder Brand).

“Acquisition Proposal” is defined in Section 6.4.

“Adjustment” is defined in Section 7.6(b).

“Adjustment Shares” is defined in Section 7.6(b).

“Affiliate” of any Person means any Person which directly or indirectly controls or is controlled by that Person, or is under common control with that Person. For the purposes of this definition, “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities or by contract or otherwise.

“Agreement” is defined in the preamble.

“Allocation Schedule” is defined in Section 3.5.

“Assumed Contracts” means those contracts set forth on Schedule A-1.

“Award” is defined in Section 12.11(b).

“Board of Directors” means, as to any Person, the board of directors (or comparable managers) of such Person, or any committee thereof duly authorized to act on behalf of the board of directors (or comparable managers).

“Books and Records” means all books and records of the Seller and the Predecessors (to the extent such books and records are in the possession or control of the Seller or an Affiliate thereof) relating to the Acquired Assets or necessary for the operation of the Business, including the CW Design Archives, files, documents, correspondence, cost and pricing information, accounting records, licensee lists and records, research and development files, brand and marketing research, sales, marketing, advertising and promotional materials, product designs and samples, maintenance and inspection reports, archives, factory lists, advertiser and supplier lists, and photographs and other photography items and collections.

“Branded Product Royalty” shall mean an imputed royalty equal to (i) 3% of any retail sales by Xcel of products exclusively relating to the Acquired Assets, plus (ii) 8% of any wholesale sales by Xcel of products exclusively relating to the Acquired Assets; provided, however, that any retail sale products included in the calculation set forth in clause (i) shall be excluded from the calculation set forth in clause (ii); provided further that in the event that Xcel determines to operate the Business using the Acquired Assets in a manner whereby its primary business model is not a licensing model, the Parties shall negotiate in good faith on a mutually agreeable royalty calculation.

“Business” means the business of designing, manufacturing, marketing, distributing and selling of apparel and accessories under the C. Wonder brand name, both owned and under license, through retail, department and specialty stores and directly to consumers through retail stores, catalogs and e-commerce websites.

“Business Day” means any day other than (a) Saturday or Sunday or (b) any other day on which banks in New York, New York are permitted or required to be closed.

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“Buyers” is defined in the preamble.

“Buyer Disclosure Schedule” is defined in the first paragraph of Article V.

“Buyer Indemnified Parties” is defined in Section 11.2.

“Buyer Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development that is, or would reasonably be expected to be, materially adverse to the assets, business, liabilities, prospects, results of operations or condition (financial or otherwise) of the Buyers taken as a whole or that prevents or materially impedes, or would reasonably be expected to prevent or materially impede, the consummation by any of the Buyers of the transactions contemplated by this Agreement; provided, however, that none of the following shall constitute, or shall be considered in determining whether there has occurred, a Buyer Material Adverse Effect: (a) changes that are solely the result of economic or political factors affecting the national, regional or world economy or the Buyers’ industry, acts of war or terrorism or other force majeure events, in each case except where such condition has a disproportionate effect on the Buyers; (b) changes that are solely the result of factors generally affecting the industries or markets in which any of the Buyers operate, in each case except where such condition has a disproportionate effect on the Buyers; (c) changes in Legal Requirements or the interpretation thereof; (d) any decrease in stock price of the Xcel Shares on the applicable Trading Market at any time; or (e) any action required to be taken pursuant to this Agreement.

“Buyer QVC Agreement” means the agreement to be entered into by and between CWL, on the one hand, and QVC, on the other hand, relating to the C Wonder Brand.

“C Wonder Brand” means the trademark “C Wonder” whether in typed form, stylized, or otherwise and all Intellectual Property Rights associated therewith as used, historically or currently, by the Seller or any Predecessor on goods and services in commerce or as registered or applied for registration in the United States or elsewhere in the world, including all trademarks (and registrations) set forth on Schedule A-2.

“C Wonder Logo” means the logo attached as Schedule A-3, or such other logo as Buyers develop for the C Wonder Brand.

“Cap” is defined in Section 11.5(b).

“Claim” is defined in Section 12.11(a).

“Claim Notice” is defined in Section 11.8.

“Closing” is defined in Section 3.1.

“Closing Date” is defined in Section 3.1.

“COBRA” means Section 4980B of the Code, Sections 601 through 608, inclusive, of ERISA and any applicable similar state laws.

“Code” means the Internal Revenue Code of 1986, as amended.

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“Competes with the Business” means to participate in any business or enterprise (including any division, group or franchise of a larger organization) that engages or proposes to engage in a business that creates, registers, uses or otherwise exploits, or plans to create, register, use or otherwise exploit, Intellectual Property Rights (including trademarks, designs and color schemes) confusingly similar or substantially similar to the Intellectual Property Rights comprising the Acquired Assets. For purposes of this definition, the term “participate in” shall include having any direct or indirect interest in any Person, whether as an owner, stockholder, partner, member, joint venturer, creditor, sole proprietor or otherwise, or rendering any direct or indirect service or assistance to any Person (whether as a director, officer, supervisor, employee, agent, consultant or otherwise).

“Comprehensive Rules” is defined in Section 12.11(b).

“Confidentiality Agreement” is defined in Section 6.8(a).

“Confidential Information” means confidential data and confidential information, without regard to form (including designs, advertising promotions, technical or nontechnical data, algorithms, formulas, compilations, programs, methods, techniques, drawings, processes, financial data, financial and marketing plans, product or service plans or lists of customers or suppliers) which is not known or available to the public. Notwithstanding anything to the contrary contained herein, Confidential Information shall not include any data or information that (v) has been voluntarily disclosed to the public by the protected Party, (w) has been independently developed and disclosed to the public by others, (x) otherwise enters the public domain through lawful means, (y) was lawfully and rightfully disclosed to recipient by another Person, or (z) that is required to be disclosed by Legal Requirement or Decree or requested to be disclosed by a Governmental Authority without the availability of applicable protective orders or treatment. Following the Closing, all Seller Information shall be deemed to be Confidential Information of Buyers.

“Contract” means any agreement, contract, license, sublicense, lease, sublease, indenture, mortgage, instrument, guaranty, loan or credit agreement, note, bond, customer order, purchase order, franchise, dealer and distributorship agreement, supply agreement, development agreement, joint venture agreement, promotion agreement, partnership agreement or other arrangement, understanding or commitment, whether written or oral and including any right or obligation under any of the foregoing.

“Core Representations” is defined in Section 11.1.

“CW Design Archives” means all computer-aided designs, designs, drawings, paintings, illustrations, patterns, fabric direction, artwork, advertising, press books and other books, prints, video and audio, photographs, and other images and media related to the C Wonder Brand, all original sketches of any kind, and all other such materials that primarily relate to the C Wonder Brand, but excluding the Excluded Samples. For the avoidance of doubt, CW Design Archives shall include catalogued images of all archived items and all original sketches and drawings.

“CWL” is defined in the preamble.

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“Damages” is defined in Section 11.2.

“Decree” means any final, non-appealable judgment, decree, ruling, injunction, assessment, attachment, undertaking, award, charge, writ, executive order, administrative order or any other order of any Government Authority.

“Earn-Out Payment Period” is defined in Section 3.4(a).

“Earn-Out Reconciliation” is defined in Section 3.4(b).

“Earn-Out Shares” is defined in Section 3.4(a).

“Earn-Out Value” is defined in Section 3.4(a).

“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA and any other material employee benefit or fringe benefit plan, program or arrangement of any kind (whether written or oral).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any entity, any trades or business (whether or not incorporated) that are treated as a single employer with such entity under Sections 414(b), (c), (m) or (o) of the Code.

“Escrow” is defined in Section 3.3.

“Escrow Agent” shall be the agent responsible for the Escrow.

“Escrow Agreement” is defined in Section 3.3(b).

“Escrow Amount” is defined in Section 3.3(a)(iii).

“Escrow Claim” is defined in Section 11.7(e).

“Escrow Survival Period” is defined in Section 3.3(b).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

“Excluded Assets” is defined in Section 2.2.

“Excluded Liabilities” is defined in Section 2.3.

“Excluded Samples” means any physical samples owned by Seller as of the date hereof related to the C Wonder Brand.

“Exclusivity Termination Fee” is defined in Section 10.3(b).

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“Financial Statements” is defined in Section 4.4(a).

“GAAP” means generally accepted accounting principles for financial reporting in the United States.

“Government Authority” means any domestic or foreign national, state, multi-state or municipal or other local government, any subdivision, agency, commission or authority thereof, including any quasi-governmental or private body exercising any regulatory or taxing authority thereunder or any judicial authority (or any department, bureau or division thereof).

“Government Authorization” means any approval, consent, license, permit, waiver, or other authorization issued, granted, given or otherwise made available by or under the authority of any Government Authority or pursuant to any Legal Requirement.

“Indemnification Objection” is defined in Section 11.8.

“Indemnified Party” is defined in Section 11.3.

“Indemnifying Party” is defined in Section 11.7(a).

“Indebtedness” means (a) indebtedness of Seller for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of Seller evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of Seller upon which interest charges are paid, (d) all obligations of Seller in respect of capitalized leases that, individually, involve an aggregate future liability in excess of $15,000 and obligations of Seller for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the Ordinary Course of Business), (e) all obligations in respect of banker’s acceptances or letters of credit issued or created for the account of Seller, (f) all indebtedness or obligations of the types referred to in the preceding clauses (a) through (e) of any other Person secured by any Lien on any assets of Seller, even if such Seller has not assumed or otherwise become liable for the payment thereof, (g) all guarantees by Seller of obligations of the type described in clauses (a) through (f) above of any other Person, and (h) payment obligations in respect of interest under any interest rate swap or other hedge agreement or arrangement entered into by Seller with respect to any Indebtedness described in clauses (a) through (g) above.

“Initial Period” is defined in Section 7.6(b).

“Intellectual Property Assignments” means one or more Intellectual Property Assignment Agreements, in the form attached hereto as Exhibit D, transferring to the Buyers (as directed by the Buyers) all Intellectual Property Rights included in the Acquired Assets.

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“Intellectual Property Rights” means all intellectually property and proprietary rights of any kind, in any jurisdiction throughout the world, whether used now or in the future, including the following: (i) patents, patent applications and patent disclosures; (ii) trademarks, service marks, proprietary designs and design processes, rights in design, brand names, trade dress, trade names, product configuration, corporate names, logos (including the C Wonder Logo), insignias and slogans and internet domain names, internet websites, uniform resource identifiers, social network site handles, metatags, URLs, internet and phone applications and systems; (iii) copyrights and copyrightable works; (iv) registrations and applications for any of the foregoing; (v) trade secrets and confidential or proprietary information (including inventions, ideas, formulae, algorithms, models, methodologies, compositions, know-how, proprietary processes, manufacturing and production processes and techniques, manufacturing or raw material sources, research and development information, technology, sketches and drawings (including preliminary and technical sketches and drawings), specifications, designs, plans, proposals, technical data, financial, business and marketing data, pricing and cost information, business and marketing plans, and customer and supplier lists and related information); (vi) product designs, configurations, and material and color specifications and combinations; (vii) manufacturing molds, techniques, and processes; (viii) all other intellectual property and brand materials; (ix) computer software, computer programs and databases (whether in source code, object code or other form); (x) any goodwill, registrations or applications associated with each of the foregoing; (xi) all rights under any agreements relating to the foregoing; and (x) all rights to sue for past, present and future infringement, misappropriation, dilution or other violation of any of the foregoing and all remedies at law or equity associated therewith.

“Inventory” means inventories of raw materials and supplies, manufactured and purchased parts, goods in process and finished goods.

“IRS” means the United States Internal Revenue Service.

“JC Burch” is defined in the preamble.

“Knowledge” means, with respect to the Seller, the actual knowledge, after reasonable due inquiry of JC Burch, Brian Carden and Buck Marshall. With respect to the Buyers, the actual knowledge, after reasonable due inquiry, of Robert D’Loren, Seth Burroughs and James Haran.

“Legal Requirement” means any federal, state, local, municipal, foreign, international, multinational or other administrative order, constitution, law, ordinance, principle of common law, regulation, rule, statute or treaty.

“Letter Agreement” means the letter agreement dated as of even date herewith between Xcel and the Seller.

“Liability” means any liability or obligation of whatever kind or nature (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated and whether due or to become due), including any liability for Taxes.

“License Agreement” means any Contract between a Party (or an Affiliate thereof) and any Person pursuant to which such Party (or an Affiliate thereof) has granted such Person the right to design, manufacture, sell or distribute goods under or using the C Wonder Brand.

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“Licensee” means a Person who has entered into and as of the Closing Date is a party to a License Agreement.

“Liens” means any liens, pledges, claims, encumbrances, hypothecations, mortgages, charges, options, preemptive rights, rights of first refusal or similar rights, title retention agreements, easements, encroachments, leases, subleases, covenants, security interests and restrictions and encumbrances of any kind or nature whatsoever.

“Lock-Up Agreement” is defined in Section 7.6(a).

“Lock-Up Shares” is defined in Section 7.6(b).

“Material Contracts” is defined in Section 4.11(a).

“Net Royalties” means any gross royalty revenues from any License Agreements directly related to the Acquired Assets, less third-party commissions payable by Xcel on such royalty revenues.

"Notice of Escrow Claim" is defined in Section 11.7(e)(i).

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice.

“Organizational Documents” means with respect to any entity, the certificate of incorporation, bylaws, certificate of formation, operating agreement or other governing documents of such entity.

“Party” or “Parties” have the meaning set forth in the preamble.

“Permitted Lien” means (i) any Lien for Taxes not yet due or delinquent or being contested in good faith by appropriate proceedings or that may thereafter be paid without penalty, and (ii) any carrier’s, warehousemen’s, mechanic’s, materialmen’s or repairmen’s Lien incurred in the Ordinary Course of Business and not yet delinquent and that does not result from the violation or breach of, or default under, any Legal Requirement or Contract.

“Person” means an individual, partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture or other entity or a Government Authority.

“Predecessor” means any predecessor owner of the Acquired Assets, including C Wonder, LLC and its direct and indirect Subsidiaries.

“Proceeding” means any action, claim, cause of action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private, whether at law or in equity) commenced, brought, conducted or heard by or before, or otherwise involving, and whether before any Government Authority or arbitrator.

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“Purchase Price” is defined in Section 3.2.

“QVC” means QVC, Inc., a Delaware corporation.

“Registration Statement” is defined in Section 7.6(c).

“Related Agreements” means, collectively, the Voting Agreement, the Lock-Up Agreement, the Escrow Agreement, the Intellectual Property Assignments, the Letter Agreement, the Supplemental Indemnity Agreement, any bills of sale, any assignment and assumption agreements and all of the agreements, instruments, certificates and other documents contemplated by this Agreement.

“Related Mark” means (a) derivatives of the C Wonder Brand, or (b) any other mark, service mark, tradename, fictitious name, dba or trademark, or portion of mark confusingly similar to the C Wonder Brand or its derivatives.

“Representative” means, with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor, accountant, financial advisor, investment banker, legal counsel or other representative of that Person.

“Restricted Period” is defined in Section 7.9(a).

“Royalty Target Period” means the four (4) year period commencing on July 1, 2015 and ending on June 30, 2019.

“Royalty Target Year” means each twelve (12) month period commencing on July 1 and ending on June 30 during the Royalty Target Period.

“SEC” means the United States Securities and Exchange Commission.

“Securities” is defined in Section 7.6(b).

“Securities Act” means the Securities Act of 1933, as amended, together with the rules and regulations promulgated thereunder.

“Seller” is defined in the preamble.

“Seller Disclosure Schedule” is defined in the first paragraph of Article IV.

“Seller Indemnified Parties” is defined in Section 11.3.

“Seller Information” means any data and information relating to the Acquired Assets, including all Books and Records, customers, suppliers, financial statements, conditions or operations of the Business, including with respect to the Acquired Assets, in each case which is confidential in nature and not generally known to the public.

“Seller Intellectual Property Rights” is defined in Section 4.12(c).

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“Seller Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development that is, or would reasonably be expected to be, materially adverse to the assets, business, liabilities, prospects, results of operations or condition (financial or otherwise) of the Seller taken as a whole or that prevents or materially impedes, or would reasonably be expected to prevent or materially impede, the consummation by the Seller of the transactions contemplated by this Agreement; provided, however, that none of the following shall constitute, or shall be considered in determining whether there has occurred, a Seller Material Adverse Effect: (a) changes that are solely the result of economic or political factors affecting the national, regional or world economy or Seller’s industry, acts of war or terrorism or other force majeure events, in each case except where such condition has a disproportionate effect on Seller; (b) changes that are solely the result of factors generally affecting the industries or markets in which the Seller operates, in each case except where such condition has a disproportionate effect on the Seller; (c) changes in Legal Requirements or the interpretation thereof; or (d) any action required to be taken pursuant to this Agreement.

“Seller” is defined in the preamble.

“Straddle Period” is defined in Section 7.3(b).

“Subsidiary” means, with respect to any Person, any other Person of which securities or other interests having the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred), are held by such Person or one or more of its Subsidiaries.

“Supplemental Indemnity Agreement” means the indemnification agreement dated as of even date herewith between the Buyers and the Seller.

“Survival Date” is defined in Section 11.1.

“Tail Fee” is defined in Section 10.2.

“Tax” means (i) any tax assessment, duty or similar charge of any kind whatsoever (including any income tax, franchise tax, margin tax, branch profits tax, capital gains tax, alternative or add-on minimum tax, estimated tax, value-added tax, sales tax, use tax, property tax, transfer tax, payroll tax, social security tax or withholding tax, escheat or abandoned property liability), and any related fine, penalty, interest or addition to tax with respect thereto, imposed, assessed or collected by or under the authority of any Government Authority or payable pursuant to any tax-sharing agreement relating to the sharing or payment of any such tax and (ii) any transferee, successor or other liability in respect of the taxes of another Person (whether by contract or otherwise).

“Tax Return” means any return (including any information return), report, statement, schedule, notice, form or other document or information filed with or submitted to, or required to be filed with or submitted to, any Government Authority in connection with the determination, assessment, collection or payment of any Tax.

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“Termination Date” is defined in Section 10.1.

“Third Party” means a Person that is not a party to this Agreement.

“Third Party Claim” is defined in Section 11.7(b).

“Threshold” is defined in Section 11.5(a).

“Trading Day” means a day on which the New York Stock Exchange is open for trading.

“Trading Market” means the following markets or exchanges on which the Xcel Shares are listed or quoted for trading on the date in question: the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange, NYSE Amex Equities or the OTC Bulletin Board (or any successor to any of the foregoing).

“Transfer” is defined in Section 7.6(b).

“Transfer Taxes” is defined in Section 7.3(a).

“Voting Agreement” is defined in Section 7.7.

“Xcel” is defined in the preamble.

“Xcel Shares” means the shares of common stock of Xcel.

1.2           Usage.

(a)          Interpretation. In this Agreement, unless a clear contrary intention appears: (i) the singular number includes the plural number and vice versa; (ii) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually; (iii) reference to any gender includes each other gender; (iv) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof; (v) reference to any Legal Requirement means such Legal Requirement as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Legal Requirement means that provision of such Legal Requirement from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision; (vi) “hereunder,” “hereof,” “hereto,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision hereof; (vii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term; (viii) “or” is used in the inclusive sense of “and/or”; (ix) with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”; and (x) references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto.

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(b)          Legal Representation of the Parties. This Agreement was negotiated by the Parties with the benefit of legal representation, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party shall not apply to any construction or interpretation hereof.

ARTICLE II
Purchase and Sale of Assets

2.1           Purchase and Sale of Assets. On the terms and subject to the conditions of this Agreement, the Seller agrees to sell, assign, convey, transfer and deliver to the Buyers (as directed by the Buyers) as of the Closing Date, and each Buyer agrees to purchase and take assignment and delivery from the Seller as of the Closing Date, all of Seller’s right, title and interest in and to the Acquired Assets, free and clear of all Liens and Liabilities.

2.2           No Other Assets Acquired. Pursuant to this Agreement, no Buyer is acquiring, and the Seller shall retain, any assets, rights and properties other than those related to the Acquired Assets, including any corporate office leases, retail store leases or shop-in-shop leases (collectively, the “Excluded Assets”).

2.3           No Liabilities Assumed. The Buyers are not agreeing to, and shall not, assume any Liability, margin guarantee contract, undertaking, expense or other Contract (other than the Assumed Contracts) of Seller or related to any of the Acquired Assets of any kind, character or description, whether absolute, contingent, known, unknown, accrued, liquidated, unliquidated, executory or otherwise, and whether arising prior to or following the Closing, and the execution and performance of this Agreement shall not render the Buyers liable for any such Liability, obligation, undertaking, expense or Contract (other than the Assumed Contracts) (all of such liabilities and obligations shall be referred to herein as the “Excluded Liabilities”). Excluded Liabilities shall include any Liability related to any Excluded Asset and shall include any shop in shop obligations, mark down obligations, employee obligations and any other Liabilities or obligations relating to the operation of the Business at any time prior to the Closing Date.

ARTICLE III
Purchase Price; Payment

3.1           The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Blank Rome, LLP (or such other location as shall be mutually agreed upon by the Seller and Buyers) commencing at 10:00 a.m. New York time on a date (the “Closing Date”) that is the second Business Day after all conditions to the obligations of the Seller and Buyers to consummate the transactions contemplated hereby set forth in Article VIII and Article IX (other than conditions with respect to actions the Seller and/or Buyers will take at the Closing itself, but subject to the satisfaction or waiver of those conditions) have been satisfied or waived, or on such other date as shall be mutually agreed upon by the Seller and Buyers prior thereto. The effective time of the Closing shall be deemed to be 12:01 a.m. on the Closing Date.

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3.2           Purchase Price. Subject to the terms and conditions of this Agreement, in reliance on the representations, warranties, covenants and agreements of the Seller contained herein, and in payment and consideration for the sale, conveyance, assignment, transfer and delivery of the Acquired Assets by the Seller to the Buyers, (i) the Buyers shall pay to the Seller at the Closing an aggregate amount in cash and Xcel Shares pursuant to Section 3.3 (the “Purchase Price”), payable as hereinafter provided, and (ii) the Buyers shall pay the Earn-Out Value, if any, to the Seller pursuant to Section 3.4.

3.3           Payment of Purchase Price; Escrow. At Closing, the Buyers shall pay the Purchase Price as follows:

(i)          Buyers shall pay to the Seller Two Million Five Hundred Thousand Dollars ($2,500,000) in cash, by wire transfer of immediately available funds pursuant to wire instructions provided by Seller at least two (2) Business Days prior to the Closing Date;

(ii)         Buyers shall cause to be issued to Seller 500,000 Xcel Shares; and

(iii)        Five Hundred Thousand Dollars ($500,000) in cash and 500,000 Xcel Shares shall be deposited into escrow (the “Escrow”) for the purposes described in Section 11.7 (such cash and Xcel Shares, collectively, the “Escrow Amount”).

(iv)        Subject to all other remedies available to the Buyers hereunder, the Escrow shall secure the Seller’s indemnification obligations pursuant to Section 11.2 of this Agreement and pursuant to the Supplemental Indemnity Agreement. The Escrow Agent shall hold the Escrow Amount in escrow until the later of (i) the expiration or earlier termination of the initial term of the Buyer QVC Agreement, and (ii) the five (5) year anniversary of the Closing Date (the “Escrow Survival Period”) (subject to Section 11.7(e)), and, at such time, shall release the balance of the Escrow Amount, if any, to the Seller in accordance with the terms of an escrow agreement dated as of the Closing Date by and among the Buyers, the Seller and the Escrow Agent, in form and substance attached hereto as Exhibit A (the “Escrow Agreement”).

3.4           Earn-Out.

(a)          Within the later of (i) thirty (30) days following the delivery of the Earn-Out Reconciliation (as defined below) to the Seller and (ii) one hundred and twenty (120) days after June 30, 2019 (the “Earn-Out Payment Period”), and as additional consideration for the sale and purchase of the Acquired Assets as contemplated by the terms and conditions of this Agreement, Seller shall be entitled to receive from the Buyers (subject to the terms and conditions set forth in this Section 3.4) additional compensation, payable as contemplated in this Section 3.4, and with a value (the “Earn-Out Value”) based on the royalties related directly to the Acquired Assets. The Earn-Out Value shall be calculated as the positive amount, if any, of (i) two (2) times the amount equal to (A) the maximum Net Royalties as calculated for any single Royalty Target Year less (B) Four Million Dollars ($4,000,000), plus (ii) two (2) times the maximum Branded Product Royalty as calculated for any single Royalty Target Year. The Earn-Out Value shall be payable in either cash or Xcel Shares (the “Earn-Out Shares”), as calculated pursuant to this Section 3.4, at the sole and unfettered discretion of the Buyers.

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(b)          Procedure for Earn-Out. Within ninety (90) days of June 30, 2019, Buyers shall deliver to the Seller: (i) a statement prepared by Xcel of the calculation of the Earn-Out Value, Xcel’s election to pay the Earn-Out Value in cash or Earn-Out Shares and Branded Product Royalties, and, if Xcel elects to pay in Earn-Out Shares, the number of Earn-Out Shares to be issued to the Seller pursuant to this Section 3.4; and (ii) if reasonably requested by the Seller, supporting documentation of the determination of Net Royalties and Branded Product Royalties during each Royalty Target Year within the Target Royalty Period (collectively, (i) and (ii), the “Earn-Out Reconciliation”). Within thirty (30) days after receiving the Earn-Out Reconciliation, Seller shall notify Buyers that they agree with the Earn-Out Reconciliation or have a dispute regarding the Earn-Out Reconciliation. Any dispute regarding the Earn-Out Reconciliation shall be decided by an independent certified public accountant mutually agreed upon by Seller and Buyers (an “Accounting Referee”). The fees, costs and expenses of the Accounting Referee shall be borne by Seller and Buyers (or its successor), as the case may be, in inverse proportion relative to how they prevail in such dispute. Following either the notification by the Seller of its agreement with the Earn-Out Reconciliation or the resolution of any dispute regarding the Earn-Out Reconciliation by the Accounting Referee, the Earn-Out Reconciliation shall be binding and conclusive on all of the Parties. Within five (5) days of the Earn-Out Reconciliation becoming final, the Buyers shall deliver the Earn-Out Value, either in cash or in Earn-Out Shares, to the Seller. In the event that the Earn-Out Value is paid in Earn-Out Shares, the price per Earn-Out Share shall be based on the market value of the Earn-Out Shares as determined at the average closing price on the Trading Market for each of the ten (10) Trading Days preceding the end of the Earn-Out Payment Period, subject to a minimum share price of $9.00 per share, which shall be equitably adjusted to reflect the effect of any stock split, stock dividend (including any dividend or distribution of securities made to holders of Xcel  Shares which are convertible into shares of Xcel Shares), reorganization, recapitalization, reclassification, combination or other like change with respect to Xcel Shares occurring on or after the Closing Date.

(c)          The Seller acknowledges and agrees that (i) there is no guarantee that the Buyers shall achieve royalties at sufficient levels for the Seller to receive any Earn-Out Value, (ii) Seller shall not hold any Buyer responsible for failing to achieve royalties required to receive Earn-Out Value and (iii) Seller is not relying on any information from any Buyer in determining the requirements to achieve any Earn-Out Value. Except in the case of fraud, the Seller hereby waives and indemnifies each Buyer from any claims as a result of the failure of any Buyer to achieve royalties at sufficient levels for the Seller to receive Earn-Out Value.

3.5           Allocation. The Seller and the Buyers agree that the Purchase Price and any other consideration paid by Buyers pursuant to this Agreement, in each case to the extent treated as purchase price for U.S. federal income tax purposes, shall be allocated among the Acquired Assets for tax purposes in a mutually agreed upon manner, consistent with Code Section 1060 and the regulations promulgated thereunder, based upon the fair market values of such assets consistent with an allocation schedule to be determined in the reasonable good faith judgment of Xcel, within 90 calendar days after the Closing Date, subject to the approval of Seller, which approval shall not be unreasonably withheld or delayed (the “Allocation Schedule”). Each of the Parties hereto agrees that: (i) none of the Parties shall take a position on any Tax Return (including IRS Form 8594, if applicable) that is in any way inconsistent with the Allocation Schedule without the written consent of the other Parties or unless specifically required by an applicable Government Authority; and (ii) each party shall promptly notify each other regarding the existence of any Tax audit, controversy or litigation related to the Allocation Schedule. Notwithstanding the foregoing, nothing contained herein shall prevent the Buyers or the Seller from settling any proposed deficiency or adjustment assessed against it by any Government Authority based upon or arising out of the Allocation Schedule, and neither the Buyers nor the Seller shall be required to litigate before any court any such proposed deficiency or adjustment by any Government Authority challenging the Allocation Schedule.

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3.6           Tax Treatment of Earn-Out Payments. Except as otherwise required under applicable Legal Requirements, any payments of Earn-Out Value under Section 3.4 hereof shall be treated by the Parties for United States federal income tax purposes as additional consideration for the Acquired Assets (other than any portion required to be treated as imputed interest under the Code).

ARTICLE IV
Representations and Warranties of the Seller

The Seller hereby represents and warrants to each of the Buyers that the statements contained in this Article IV are true, correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article IV, except to the extent any representation or warranty expressly speaks only as of a different date), except as set forth in the disclosure schedule attached hereto (the “Seller Disclosure Schedule”). The disclosures in any section or subsection of the Seller Disclosure Schedule shall qualify the corresponding section or subsection in this Article IV and any other section or subsection in which such disclosure is required to be included to the extent the relevance of such disclosure is reasonably apparent on its face.

4.1           Organization and Good Standing.

(a)          The Seller is an entity, duly formed, validly existing and in good standing under the laws of the state of its formation. The Seller has all requisite power and authority to own, lease and operate its assets and properties and to carry on its business as currently conducted. The Seller is duly qualified and, to the extent applicable, is in good standing, in each jurisdiction in which the character or location of the property owned, leased or operated by the Seller or the nature of the business conducted by the Seller. The Seller has no Subsidiaries.

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4.2           Enforceability; Authority.

(a)          Seller has all requisite power and authority to execute and deliver this Agreement and each other Related Agreement to which Seller is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Seller of this Agreement and each Related Agreement to which it is a party, and the consummation by it of the transactions contemplated hereby and thereby, have been duly authorized and approved, and no other action on the part of Seller is necessary to authorize the execution, delivery and performance of this Agreement or any Related Agreement to which Seller is a party or the consummation of the transactions contemplated hereby or thereby. This Agreement has been duly executed and delivered by Seller and constitutes, and, with respect to each other Related Agreement to which Seller is a party, upon its execution and delivery by Seller, will constitute, assuming the due execution of this Agreement and such other Related Agreement by the Buyers and/or the other parties thereto, a valid and binding obligation of Seller enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, receivership and similar laws affecting the enforcement of creditors’ rights generally, and general equitable principles.

4.3           Consents; Approvals. Except as set forth in Schedule 4.3, the execution and delivery of this Agreement by the Seller and the consummation of the transactions contemplated hereby do not and will not:

(a)          violate or conflict with the provisions of the Organizational Documents of the Seller;

(b)          violate any Legal Requirement or Decree to which the Seller is subject or by which any of their material properties or assets are bound;

(c)          require any permit, consent or approval of, or the giving of any notice to, or filing with any Government Authority; or

(d)          result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, payment or acceleration) under, or result in the creation of any Lien (other than a Permitted Lien) upon any of the Acquired Assets under any of the terms, conditions or provisions of any Contract or any other instrument or obligation to which the Seller is a party, or by which it or any of its respective properties or assets may be bound; excluding from the foregoing clauses (b), (c) and (d) permits, consents, approvals, notices and filings the absence of which, and violations, breaches, defaults and Liens the existence of which, have not had, and would not reasonably be expected, individually or in the aggregate, to have, a Seller Material Adverse Effect.

4.4           Title to and Sufficiency of Assets. Except as set forth on Schedule 4.4, the Seller have good and marketable title to, or a valid leasehold interest in, all properties and assets owned or used by the Seller, free and clear of all Liens other than Permitted Liens.

4.5           Sufficiency of Assets. Except as set forth on Schedule 4.5, the Acquired Assets include all of Intellectual Property Rights sufficient for Buyers to conduct the Business. The Acquired Assets do not include any design, product, intellect property or other asset that breaches or violates or, if used in the conduct of the Business, would breach or violate the covenants, restrictions, prohibitions or other obligations contained in the Settlement Agreement (as defined in the Supplemental Indemnity Agreement).

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4.6           Solvency and No Creditors.

(a)          Except as set forth on Schedule 4.6, the Seller is not currently subject to any insolvency proceedings of any kind, including bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary, affecting the Acquired Assets and, to the Seller’s Knowledge, no such proceedings are threatened. The Seller has not made an assignment for the benefit of creditors or taken any action with a view to, or that would constitute a valid basis for, the institution of any such insolvency proceedings. The Seller is not now insolvent or will be rendered insolvent by any of the transactions contemplated by this Agreement or any Related Agreement. As used in this Section 4.6, “insolvent” means that the sum of the debts and other probable Liabilities of the Seller exceeds the present fair saleable value of the Seller’s assets. Immediately after giving effect to the consummation of the transactions contemplated by this Agreement and the Related Agreements, (a) the Seller will be able to pay its Liabilities as they become due in the Ordinary Course of Business, (b) the Seller will not have unreasonably small capital with which to conduct its present or proposed business, (c) the Seller will have assets (calculated at fair market value) that exceed its Liabilities, and (d) taking into account all pending and threatened litigation, final judgments against the Seller in actions for money damages are not reasonably anticipated to be rendered at a time when, or in amounts such that, the Seller will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum probable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered) as well as all other obligations of the Seller.

(b)          No claim has been made by any creditor against any of the Acquired Assets and the Seller has no Knowledge of any facts that could form a basis for any such claim.

4.7           Taxes.

(a)          All Tax Returns required to be filed by or on behalf of the Seller with respect to the Acquired Assets have been timely filed and all Taxes shown as due thereon have been paid. The Seller are not a beneficiary of any extension of time within which to file any Income Tax Return. The Seller has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other Third Party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed. The Seller have paid all sales Tax amounts owed or owing. There are no Liens (other than Permitted Liens) on any of the assets of the Seller that arose in connection with the failure (or alleged failure) to pay any Tax.

(b)          There is no dispute or claim concerning any Tax liability of the Seller either (A) claimed or raised by any authority in writing or (B) as to which any of the officers or managers of the Seller has knowledge based upon personal contact with any agent of such authority.

(c)          The Seller, with respect to the Acquired Assets, does not have any liability for the Taxes of any other Person as a transferee or successor, by contract, or otherwise.

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(d)          There is no dispute or claim concerning any Tax liability of the Seller either (i) claimed or raised by any authority in writing or (ii) as to which any of the officers or managers of the Seller has knowledge based upon personal contact with any agent of such authority.

(e)          The Seller, with respect to the Acquired Assets, has no Liability for the Taxes of any other Person as a transferee or successor, by contract, or otherwise.

(f)          Seller has disclosed to the Internal Revenue Service on the appropriate Tax Returns any Reportable Transaction in which Seller has participated and have retained all documents and other records pertaining to any Reportable Transaction in which Seller has participated, including documents and other records listed in Treasury Regulation Section 1.6011-4(g) and any other documents or other records which are related to any Reportable Transaction in which Seller has participated but which are not listed in Treasury Regulation Section 1.6011-4(g). A “Reportable Transaction” means any transaction listed in Treasury Regulation Section 1.6011-4(b).

4.8           Litigation; Decrees.

(a)          There is no Proceeding pending or, to Seller’s Knowledge, threatened, against Seller or relating to any of the Acquired Assets or the Business.

(b)          There is no Decree to which Seller or any of the Acquired Assets or the Business is subject.

4.9           Compliance With Laws; Permits.

(a)          Seller is and has been in full compliance with each Legal Requirement that is applicable to it or to the conduct or operation of the Business or the ownership, use, license or exploitation of the Acquired Assets. Seller has received no written notice or other communication (whether oral or written) from any Government Authority or any other Person regarding any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement applicable to Seller, the Acquired Assets or the Business.

(b)          Seller possesses all Government Authorizations necessary for the ownership of its properties and the conduct of the Business, except for such exceptions as, individually or in the aggregate, have not had and would not reasonably be expected to have a Seller Material Adverse Effect. Further, (i) all such Government Authorizations are in full force and effect and (ii) Seller has received no written notice of any event, inquiry, investigation or proceeding threatening the validity of such Government Authorizations.

4.10         Operations of the Seller. Except as set forth on Schedule 4.10, since February 5, 2015, through the date of this Agreement, there has not been any change, event or condition of any character that has had or would reasonably be expected to have a Seller Material Adverse Effect. Without limiting the generality of the foregoing, except as set forth on Schedule 4.10, since February 5, 2015, the Seller has taken no action (nor committed to take any action) that would be prohibited (nor failed to take any action that would be required) by Section 6.2 hereof if such action (or commitment) were taken (or failed to be taken) after the date of this Agreement and prior to Closing.

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4.11         Material Contracts.

(a)          Schedule 4.11(a) contains a complete and correct list identified by the Seller, as of the date of this Agreement, of the following Contracts to which Seller is a party, or, to Seller’ Knowledge, a Third Party is a party, or by which Seller is bound, or, to Seller’s Knowledge, to which a Third Party is bound, in any case relating to the Acquired Assets or the Related Marks (collectively, the “Material Contracts”), including:

(i)          any agreement (or group of related agreements) for the lease of personal property to or from a Person providing for lease payment in excess of $15,000 per annum, which is not terminable by Seller on less than ninety (90) days’ notice;

(ii)         any License Agreement currently in effect;

(iii)        any License Agreement submitted to a Person for execution but not yet executed and delivered to the Seller by such Person;

(iv)        any agreements relating to Intellectual Property Rights;

(v)         any agreement imposing continuing confidentiality obligations on Seller with respect to the Acquired Assets;

(vi)        any contracts containing covenants that in any way purport to limit the freedom to engage in any line of business or to compete with any Person or in any geographical area;

(vii)       any design agreements; and

(viii)      any other agreement related to the Acquired Assets the performance of which involves consideration in excess of $15,000.

(b)          All Material Contracts are in full force and effect and in written form and true, correct and complete copies of all Material Contracts, including any amendments, waivers, supplements or other modifications thereto, have been made available to the Buyers. Seller is not in violation or breach of or in default under any Material Contract. No Proceeding or event or condition has occurred or exists or, to Seller’s Knowledge, is alleged by any party to have occurred or exist which, with notice or lapse of time or both, would constitute a default by any of the parties thereto of their respective obligations under a Material Contract (or would give rise to any right of termination or cancellation). To Seller’s Knowledge, no party to a Material Contract is in breach of a Material Contract. No party to a Material Contract has expressed in writing, orally, or through any other means of communication, such party’s plans to breach, terminate, re-negotiate, or fail to renew a Material Contract. The Closing of the transactions contemplated in this Agreement will not trigger any payments or termination rights under a Material Contract outside of the Ordinary Course of Business, and will not cause Seller to be in breach of any Material Contract.

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4.12         Intellectual Property.

(a)          Schedule 4.12(a) attached hereto sets forth a complete and correct list of (i) all registered trademarks or service marks related to the Acquired Assets owned by Seller (ii) all pending applications for registration of any trademarks or service marks related to the Acquired Assets and owned by Seller (iii) all trade names, common law trademarks and unregistered marks related to the Acquired Assets and owned and used by Seller; (iv) all internet domain names, social network site handles, and URLs used, registered or applied for by Seller and related to the Acquired Assets; (v) all Intellectual Property Rights related to the C Wonder Brand or Related Marks that are owned by any Person other than the Seller; and (vi) all Intellectual Property Rights otherwise held by Seller that relate, either directly or indirectly, to the Acquired Assets.

(b)          Schedule 4.12(b) attached hereto sets forth a complete and correct list of: (i) all licenses or similar agreements or arrangements in which Seller or its Affiliates are a licensor of Intellectual Property Rights that are related to or used in connection with the Acquired Assets, including any License Agreements or any similar arrangements or agreements, (ii) all licenses and similar agreements or arrangements in which Seller or its Affiliates are a licensor of Intellectual Property Rights that are not otherwise listed under (i), and (iii) all other agreements or similar arrangements, in effect as of the date hereof, relating to the use of Intellectual Property Rights related to the C Wonder Brand as used by Seller, including settlement agreements, consent-to-use or standstill agreements and standalone indemnification agreements.

(c)          Except as set forth on Schedule 4.12(c), (i) the Seller own and possess all right, title and interest in and to, or has the enforceable right to use, the Intellectual Property Rights related to the C Wonder Brand, which are set forth in Schedule 4.12(a), have a valid and enforceable right to use pursuant to the agreements set forth in Schedule 4.12(b), or otherwise own and possess all right, title and interest in and to all other Intellectual Property Rights related to the C Wonder Brand free and clear of all Liens (collectively, the “Seller Intellectual Property Rights”), and (ii) Seller has not licensed any of the Seller Intellectual Property Rights to any Third Party.

(d)          Except as set forth on Schedule 4.12(d), (i) neither the Seller nor, to the Knowledge of the Seller, any Predecessor has infringed, diluted, misappropriated or otherwise conflicted with any Intellectual Property Rights of any Person, including rights under patents, trademarks, service marks, copyrights, publicity or personality rights, or otherwise; (ii) Seller has no Knowledge of any facts which indicate a likelihood of any of the foregoing; (iii) Seller has received no written notices regarding any of the foregoing (including any demands that Seller or, to the Knowledge of the Seller, any Predecessor is required to license any Intellectual Property Rights, including Intellectual Property Rights related to the C Wonder Brand, from any Person or any requests for indemnification from customers) and (iv) Seller has received no written opinions of counsel related to the foregoing.

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(e)          Except as set forth on Schedule 4.12(e), (i) no loss or expiration of any of the Seller Intellectual Property Rights is threatened, pending or reasonably foreseeable, except for those rights expiring at the end of their current registration terms without renewal by Seller (and not as a result of any act or omission by Seller, including a failure by Seller to pay any required maintenance or renewal fees); (ii) all of the Seller Intellectual Property Rights are valid and enforceable; (iii) no claim by any Third Party contesting the validity, enforceability, use or ownership of any of the Seller Intellectual Property Rights has been made, is currently outstanding or threatened; (iv) to the extent the Seller Intellectual Property Rights are protected by applications or registrations, Seller will continue to maintain and protect such applications and registrations prior to the Closing so as not to adversely affect the validity or enforceability thereof; and (v) Seller has not disclosed or allowed to be disclosed any of its trade secrets or confidential information to any Third Party other than pursuant to a written confidentiality agreement.

(f)          Except as set forth on Schedule 4.12(f), no Person has infringed, diluted, misappropriated or otherwise conflicted with any of the Seller Intellectual Property Rights and no Seller knows of no facts that indicate a likelihood of any of the same.

(g)          Except as set forth on Schedule 4.12(g), all Intellectual Property Rights related to the C Wonder Brand and owned by the Seller were: (i) developed by employees of the Seller or a Predecessor working within the scope of their employment; (ii) developed by officers, directors, agents, consultants, contractors, subcontractors or others who have executed appropriate instruments of assignment in favor of the Seller as assignee that have conveyed to the Seller ownership of all of such Person’s rights in such Intellectual Property Rights relating to such developments; or (iii) acquired in connection with acquisitions in which the Seller obtained appropriate representations, warranties and indemnities from the transferring party relating to the title to such Intellectual Property Rights.

(h)          Except as set forth in Schedule 4.12(h), none of the Seller Intellectual Property Rights is subject to any proceeding or outstanding decree, order, judgment, agreement or stipulation restricting in any manner the use, transfer or licensing thereof by Seller, or which may affect the validity, use or enforceability of the Seller Intellectual Property Rights.

(i)          Seller has collected, used, imported, exported and protected all personally identifiable information, and other information relating to individuals protected by law, in accordance with the privacy policies of Seller and in accordance with applicable law, including by entering into agreements, where applicable, governing the flow of such information across national borders.

(j)          Each item of the Seller Intellectual Property Rights is valid, enforceable and subsisting in the United States and the jurisdictions set forth on Schedule 4.12(j). Prior to the Closing, the Seller will deliver to the Buyers all files, documents, or instruments necessary to the preservation and maintenance of the Seller Intellectual Property Rights.

(k)          Neither Seller nor any other Person owns, or has pending, any patent applications or patents related to the Acquired Assets.

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4.13         Affiliate Transactions. Except as set forth on Schedule 4.13, and with respect to the Acquired Assets (a) there are no Contracts between Seller, on the one hand, and any member, interest or right holder or any family member of any such member, interest or right holder, or any Affiliate of any of the foregoing, on the other hand; (b) there are no Contracts between Seller, on the one hand, and any employee or director or any family member or Affiliate of any such person, on the other hand, other than employment agreements entered into in the Ordinary Course of Business; and (c) there are no loans or other indebtedness owing by any employee of Seller or any family member or Affiliate of any such person to Seller.

4.14         Brokers or Finders. Except as set forth on Schedule 4.14, no agent, broker, firm or other Person acting on behalf of Seller (or Affiliate thereof) is, or will be, entitled to any investment banking, commission, broker’s or finder’s fees from any of the parties hereto for which any Buyer (or Affiliate thereof) would be responsible to pay in connection with any of the transactions contemplated by this Agreement.

4.15         Powers of Attorney. There are no outstanding powers of attorney executed by or on behalf of Seller with respect to any of the Acquired Assets.

4.16         Disclaimer of Other Representations and Warranties. Except for the representations and warranties contained in this Article IV or expressly contained in any other Related Agreement, Seller makes no other representation or warranty, express or implied.

ARTICLE V
Representations and Warranties of the Buyers

The Buyers hereby jointly and severally represent and warrant to the Seller that the statements contained in this Article V are correct and complete as of the date of this Agreement and will be true, correct and complete as of the Closing Date, except in each case as set forth in the disclosure schedule attached hereto (the “Buyer Disclosure Schedule”). The disclosures in any section or subsection of the Buyer Disclosure Schedule shall qualify the corresponding section or subsection in this Article V and any other section or subsection in which such disclosure is required to be included to the extent the relevance of such disclosure is reasonably apparent on its face.

5.1           Existence and Good Standing; Authorization. Each Buyer is an entity duly formed, validly existing and in good standing under the laws of the state of its formation. Each Buyer has all requisite power and authority to own, lease and operate its assets and properties and to carry on its business as currently conducted. Each Buyer is duly qualified and, to the extent applicable, is in good standing, in such jurisdiction in which the character and location of the property owned, leased or operated by each Buyer or the nature of the business conducted by such Buyer makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect. Each Buyer has all requisite power and authority to execute and deliver this Agreement and each other Related Agreement to which such Buyer is a party, to perform its obligations hereunder and thereunder and to consummate the sale and the other transactions contemplated hereby and thereby. The execution, delivery and performance by each Buyer of this Agreement and each other Related Agreement to which it is a party, and the consummation by it of the transactions contemplated hereby and thereby, have been duly authorized and approved, and no other action on the part of any Buyer is necessary to authorize the execution, delivery and performance by any Buyer of this Agreement or any other Related Agreement to which a Buyer is a party or the consummation thereby of the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by each Buyer and constitutes, and, with respect to each other Related Agreement, upon its execution and delivery by each Buyer party thereto, will constitute, assuming the due execution of this Agreement and such other Related Agreement by the Seller and/or the other parties thereto, a valid and binding obligation of that Buyer enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, receivership and similar laws affecting the enforcement of creditors’ rights generally, and general equitable principles.

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5.2           Consents and Approvals; No Violations. The execution and delivery of this Agreement by each Buyer, and the execution and delivery of each Related Agreement to which each Buyer is a party, and the consummation of the transactions contemplated hereby and thereby do not and will not:

(a)   violate or conflict with any provisions of the Organizational Documents of any Buyer;

(b)  violate any Legal Requirement or Decree to which any Buyer is subject or by which any of their respective material properties or assets are bound;

(c)  require any permit, consent or approval of, or the giving of any notice to, or filing with any Government Authority on or prior to the Closing Date; or

(d)  result in a material violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, payment or acceleration) under, or result in the creation of any Lien upon any of the material properties or assets of any Buyer under any of the material terms, conditions or provisions of any Material Contract or any other instrument or obligation to which any Buyer is a party, or by which it or any of their respective material properties or assets may be bound; excluding from the foregoing clauses (b), (c) and (d) permits, consents, approvals, notices and filings the absence of which, and violations, breaches, defaults and Liens the existence of which, would not, individually or in the aggregate, reasonably be expected to prevent such Buyer from performing its obligations under this Agreement or constitute a Buyer Material Adverse Effect.

5.3           Compliance with Laws.

(a)  Each of the Buyers is in full compliance with each Legal Requirement that is applicable to it or to the conduct or operation of its business or the ownership of its assets, except for such non-compliance, individually or in the aggregate, as would not reasonably be expected to have a Buyer Material Adverse Effect. None of the Buyers has received any written notice or other communication (whether oral or written) from any Government Authority or any other Person regarding any actual, alleged, possible or potential violation of, or failure to comply with, any material Legal Requirement.

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(b)  Each Buyer possesses all Government Authorizations necessary for the ownership of its properties and the conduct of its business as currently conducted, except for such exceptions as, individually or in the aggregate, have not had and would not reasonably be expected to have a Buyer Material Adverse Effect. Further, (i) to the Buyers’ Knowledge, all such Government Authorizations are in full force and effect and (ii) no Buyer has received any written notice of any event, inquiry, investigation or proceeding threatening the validity of such Government Authorizations.

(c)  All of the Xcel Shares to be issued pursuant to this Agreement, including the shares to be issued at the Closing and the Earn-Out Shares, if any, have been, or will have been at the time of issuance, duly authorized by all necessary corporate action and, will be, when issued in accordance with this Agreement duly authorized, validly issued, fully paid and nonassessable and will be issued in compliance with all applicable federal and state securities laws.

5.4           Litigation.

(a)  There is no Proceeding pending or, to the Buyers’ Knowledge, threatened, against any of the Buyers.

(b)  There is no Decree to which any of the Buyers is subject, and each of the Buyers is in compliance with each Decree to which it or its properties or assets are subject.

5.5           Taxes. There are no material Taxes due and payable by any Buyer which have not been timely paid. The reserves for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) as reflected on the most recent financial statements of Xcel in accordance with GAAP are adequate in amount for the payment of all material Taxes (whether or not disputed) of the Buyers through the date of such financial statements. There have been no examinations or audits of any Tax Returns of Buyers by any Government Authority. Each Buyer has duly and timely filed all material Tax Returns required to have been filed by it and there are in effect no waivers of applicable statutes of limitations with respect to Taxes for any year.

5.6           Brokers’ or Finders’ Fees. Except as set forth on Schedule 5.6, no agent, broker, firm or other Person acting on behalf of any Buyer (or Affiliate thereof) is, or will be, entitled to any investment banking, commission, broker’s or finder’s fees from any of the parties hereto for which Seller (or Affiliate thereof) would be responsible to pay in connection with any of the transactions contemplated by this Agreement.

5.7           Disclaimer of Other Representations and Warranties. Except for the representations and warranties contained in this Article V or expressly contained in any other Related Agreement, no Buyer makes any other representation or warranty, express or implied.

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ARTICLE VI
Pre-Closing Covenants

6.1           Efforts to Closing. On the terms and subject to the conditions in this Agreement, and provided that neither Buyer is in default hereunder, the Seller agrees to use commercially reasonable efforts to take, or cause to be taken, all actions as may reasonably be necessary to consummate the transactions contemplated hereby and to cause the conditions set forth in Article VIII to be satisfied, and, provided that Seller is not in default hereunder, the Buyers agree to use their commercially reasonable efforts to take, or cause to be taken, all actions as may reasonably be necessary to consummate the transactions contemplated hereby and to cause the conditions set forth in Article IX to be satisfied as soon as practicable after the date hereof but not later than July 31, 2015. Without limiting the generality of the foregoing, the Seller shall give or cause to be given any notices to Third Parties required to be given pursuant to any Contract to which they are a party as a result of this Agreement or any of the transactions contemplated hereby. The Seller shall use commercially reasonable efforts to obtain prior to the Closing, and deliver to the Buyers at or prior to the Closing, all consents, waivers and approvals required to be obtained under each Contract to which it is a party or by which it is bound in form and substance reasonably acceptable to the Buyers. The Buyers shall use commercially reasonable efforts to cooperate with the Seller in the Seller’s efforts to obtain the aforementioned consents, including by providing such information as the other contracting parties may reasonably request.

6.2           Conduct of the Business. From the date of this Agreement until the Closing Date, Seller shall not:

(a)  Sell or dispose of any of the Acquired Assets;

(b)   Create, or suffer or permit the creation of, any Lien including any royalty advances or other advances from Third Parties (other than Permitted Liens) on any of the Acquired Assets or with respect thereto or otherwise impair the Acquired Assets;

(c)  Take any action that would reasonably be likely to prevent Seller from consummating the transactions contemplated in this Agreement;

(d)  Fail to maintain the Seller Intellectual Property Rights, including all trademark, domain name, and other registrations;

(e)  Knowingly violate any applicable Legal Requirement;

(f)  Take, or fail to take, any other action which would reasonably be expected to result in a breach or inaccuracy in any of the representations or warranties of the Seller contained in this Agreement;

(g)  Enter into any Contract that would constitute a Material Contract hereunder other than in the Ordinary Course of Business;

(h)  Take any action that would harm the goodwill of the Business;

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(i)  Accelerate, terminate, make material modifications to, or cancel any Contract related to the Acquired Assets;

(j)  Transfer, assign or grant any license or sublicense of any Intellectual Property Rights;

(k)  Incur any Indebtedness or incur or become subject to any material Liability;

(l)  Suffer any extraordinary losses or waive any rights of material value;

(m)  Abandon, permit to lapse or fail to renew any of the Acquired Trademarks or Acquired Intellectual Property

(n)  Settle or compromise any Proceeding related to the Acquired Assets in which the Seller (or an Affiliate thereof) is a defendant (whether or not commenced prior to the date hereof) or settle, pay or compromise any claims not required to be paid, in any such case if doing so would reasonably be expected to materially and adversely impact the ability of the Seller to consummate the transactions contemplated by this Agreement;

(o)  Take any action that would reasonably be likely to have a Seller Material Adverse Effect; or

(p)  Agree or commit, whether in writing or otherwise, to take any of the actions specified in the foregoing clauses.

6.3           Access and Investigation. The Seller shall permit the Buyers and their respective Representatives to have reasonable access, prior to the Closing Date, to the properties and to the Books and Records during normal working hours and upon reasonable advance notice, for Buyers to familiarize themselves with the Seller’ properties, businesses and operating and financial conditions of the Seller.

6.4           Exclusivity. Until the termination of this Agreement pursuant to Section 10.1, provided that neither Buyer is in breach of this Agreement, the Seller jointly and severally agree that neither Seller nor any of its members or officers shall, and that they shall cause their Affiliates, employees, agents and Representatives not to (and shall not authorize any of them to) directly or indirectly: (i) solicit, initiate, encourage or facilitate any inquiries with respect to, or the making, submission or announcement of, any offer or proposal from any Person (other than the Buyers) concerning any proposal for a merger, sale of substantial assets (including the license of any assets), sale of shares of stock or securities of Seller, business combination involving Seller, or other takeover or business combination transaction involving Seller or any sale of the Acquired Assets other than in accordance with this Agreement (each an “Acquisition Proposal”); (ii) participate in any discussions or negotiations regarding, or furnish to any Person any nonpublic information with respect to, or otherwise cooperate in any respect with, any Acquisition Proposal; (iii) engage in discussions with any Person with respect to any Acquisition Proposal (except to inform such Person that these restrictions exist); (iv) approve, endorse or recommend any Acquisition Proposal; or (v) enter into any letter of intent or similar document or any contract, agreement, arrangement, understanding or commitment, whether binding or non-binding, contemplating any Acquisition Proposal or transaction contemplated thereby or requiring opposition to or seeking to prevent or undermine the transactions contemplated by this Agreement. The Seller shall immediately cease any and all existing activities, discussions or negotiations with any Third Parties conducted heretofore with respect to any Acquisition Proposal.

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6.5           Notice of Developments. Seller shall promptly advise the Buyers, and each Buyer, as the case may be, shall promptly advise the Seller, in writing of any (a) event, circumstance or development that results (or would reasonably be expected to result on the Closing Date) in a breach of any representation, warranty or covenant made by it in this Agreement or (b) any material failure of the Seller or a Buyer, as the case may be, to comply with or satisfy any condition or agreement to be complied with or satisfied by it hereunder; provided that no disclosure pursuant to this Section 6.5 shall be deemed to amend or supplement any provision of this Agreement or any disclosure schedule hereto, or to prevent or cure any misrepresentation, breach of warranty or breach of covenant.

6.6           Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the existence or subject matter of this Agreement without the prior written approval of the other Party; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing requirement (including the listing requirements of the Trading Market and securities laws applicable to Buyers) or trading agreement concerning its publicly-traded securities (in which case the disclosing Party shall use commercially reasonable efforts to advise the other Party a reasonable period of time prior to making the disclosure and to provide such other Party the opportunity to comment thereon). The Seller acknowledge and agree that Xcel may be required to file a Current Report on Form 8-K disclosing the transactions contemplated by this Agreement and attaching as an exhibit thereto a copy of this Agreement, in which event no written approval for such filing shall be required from Seller hereunder.

6.7           Confidentiality.

(a)  The Parties acknowledge that Xcel and the Seller have previously executed a confidentiality and non-disclosure agreement dated April 9, 2015 (the “Confidentiality Agreement”) which Confidentiality Agreement shall continue in full force and effect in accordance with its terms.

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(b)  From and after the date hereof, Seller and each Buyer shall, and shall cause each of its respective Affiliates and Representatives to, treat as confidential and use commercially reasonable efforts to safeguard and not to disclose, except as expressly agreed in writing, all Confidential Information of the other Parties, and the Seller agrees to, and to cause its respective Affiliates and Representatives, not to use any and all Seller Information included within the Acquired Assets, including the Seller Intellectual Property Rights. Each Party shall exercise the same care used by such Party to prevent the unauthorized use or dissemination of its own proprietary and confidential information in connection with the protection of Confidential Information pursuant to this Section 6.7. Notwithstanding the foregoing, a Party may disclose Confidential Information (i) to its Representatives who agree to or are otherwise bound to maintain the confidentiality thereof, (ii) to a Third Party, as required by a valid Decree, (iii) to a Governmental Authority, as required by applicable Legal Requirement, legal process or request for information from a Governmental Authority, (iv) as required to be disclosed on any Tax Returns or securities filings, or (v) in connection with any Proceedings relating to this Agreement or any Related Agreement or the transactions contemplated hereby or thereby or the enforcement of any rights hereunder or thereunder. Notwithstanding the provisions of clauses (ii) and (iii) above, in the event that a Party is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose the Confidential Information of any other Party, to the extent permitted, such Party will notify the disclosing Party promptly of the request or requirement so that the disclosing Party may seek an appropriate protective order or waive compliance with the provisions of this Section 6.7. If, in the absence of a protective order or the receipt of a waiver hereunder, a Party is, on advice of counsel, nonetheless requested or required to disclose any Confidential Information of another Party, it may do so to the extent so requested or required; provided, however, that such Party shall use its commercially reasonable efforts to obtain, at the reasonable request of the disclosing Party and at the sole expense of the disclosing Party, an order or other assurance that confidential treatment will be accorded to such portion of such information as the disclosing Party shall designate. In addition, to the extent any of the Seller Disclosure Schedules or any Confidential Information of the Seller is required to be disclosed by either Buyer in connection with any securities filings, Buyers shall use commercially reasonable efforts to obtain confidential treatment of such information. Notwithstanding the generality of the foregoing, nothing in this Section 6.7 shall prohibit any Party from making public disclosures required by applicable Legal Requirements, according to Section 12.1.

6.8           Third Party Registered IP. From and after the date of this Agreement, with respect to Intellectual Property Rights comprising the Acquired Assets registered, applied for or otherwise recorded in the name of a Person other than the Seller as of the date hereof set forth on Schedule 6.8 (“Third Party Registered IP”), the Seller shall apply to record such Third Party Registered IP in the name of the Seller or the Buyer designated by the Buyers in each applicable jurisdiction.

6.9           Further Action. Prior to the Closing, each of the Parties shall use commercially reasonable efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper or advisable under applicable Legal Requirements, and execute and deliver such documents and other papers, as may be required to consummate the transactions contemplated herein.

ARTICLE VII
Post-Closing Covenants

7.1           Cooperation. Following the Closing, the Parties shall cooperate with each other, and shall use their commercially reasonable efforts to cause their respective Representatives to cooperate with each other, to provide an orderly transition of the Acquired Assets from the Seller to Buyers.

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7.2           Quarterly Meetings. Subject to the execution of a confidentiality agreement in form and substance satisfactory to the Buyers, following Closing, Buyers shall use commercially reasonable efforts to cause its representatives to meet on a quarterly basis with representatives of the Seller, including Marisa Gardini and/or JC Burch, to review current and future product designs, branding and other strategic matters relating to the Acquired Assets. Such meetings (including any related reports or other materials) shall be advisory only, and shall not give Seller (or a representative thereof) the right to consent to or approve any such designs or other materials, or the Buyers’ use of the Acquired Assets.

7.3           Taxes Related to Purchase of Assets; Tax Cooperation.

(a)  The Buyers, on the one hand, and the Seller, on the other hand, shall each be responsible for one-half of any and all stamp, transfer, documentary, sales and use, registration and other similar taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the transactions contemplated hereby (collectively, the “Transfer Taxes”) regardless of the Person liable for such Transfer Taxes under applicable Legal Requirements. Except to the extent required to be filed by the Seller, the Buyers shall properly file on a timely basis all necessary Tax Returns and other documentation with respect to all Transfer Taxes, provided that the Buyers shall provide copies of all such Transfer Tax Returns to the Seller at least twenty (20) days prior to the due date thereof for Seller’s review and approval. The non-filing Party shall promptly reimburse the filing Party for 50% of the amount of such Transfer Tax within ten (10) Business Days of receipt by the non-filing Party of evidence of the timely filing and payment thereof. The provisions of this Section 7.2 and no other provision, shall govern the economic burden of Transfer Taxes. Each of Buyers and Seller shall (and shall cause their respective Affiliates to) timely sign and deliver such certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce), or file Tax Returns or reports with respect to, Transfer Taxes.

(b)  All Taxes and assessments on the Acquired Assets for any taxable period commencing on or prior to the Closing Date and ending after the Closing Date (a “Straddle Period”) shall be prorated between the Buyers and the Seller as of the close of business on the Closing Date based on the best information then available, with (a) the Seller liable for such Taxes attributable to any portion of a Straddle Period ending on or prior to the Closing Date and (b) the Buyers being liable for such Taxes attributable to any portion of a Straddle Period beginning after the Closing Date. Information available after the Closing Date that alters the amount of Taxes due with respect to the Straddle Period shall be taken into account and any change in the amount of such Taxes shall be prorated between the Buyers and the Seller as set forth in the next sentence. All pro-rations of Straddle Period Taxes on the Acquired Assets shall be allocated so that items relating to the portion of a Straddle Period ending on or prior to the Closing Date shall be allocated to the Seller based upon the number of days in the Straddle Period on or prior to the Closing Date and items related to the portion of a Straddle Period beginning after the Closing Date shall be allocated to the Buyers based upon the number of days in the Straddle Period after the Closing Date. The amount of all such prorations that must be paid in order to convey the Acquired Assets to the Buyers free and clear of all Liens other than Permitted Liens have been calculated and shall be paid on the Closing Date; all other prorations shall be calculated and paid as soon as practicable thereafter.

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(c)  The Seller and the Buyers shall (and shall cause their respective Affiliates to) cooperate fully with each other and make available or cause to be made available to each other for consultation, inspection and copying (at such other party’s expense) in a timely fashion such personnel, Tax data, relevant Tax Returns or portions thereof and filings, files, books, records, documents, financial, technical and operating data, computer records and other information as may be reasonably requested, including (a) for the preparation by such other party of any Tax Returns or (b) in connection with any Tax audit or proceeding including one party (or an Affiliate thereof) to the extent such Tax audit or proceeding relates to or arises from the transactions contemplated by this Agreement.

7.4           Acquired Assets; Excluded Samples.

(a)  Seller agrees to execute on or before the Closing Date all necessary documents with respect to the assignment of the Acquired Assets owned by such Seller to the applicable Buyer (including registrations thereof). Upon the written request of a Buyer, its successors, legal representatives or assigns, the Seller agrees that at any time from and after the Closing Date, the Seller shall use commercially reasonable efforts to communicate with the Buyers, their respective successors, legal representatives and assigns regarding all information known to the Seller relating to the Acquired Assets in the United States and worldwide, and the Seller shall execute and deliver any papers, make rightful oaths, testify in any legal proceedings, and perform all other lawful acts reasonably deemed necessary or desirable by Buyers, their successors, legal representatives and assigns, to convey or perfect the Buyers’ rights to the Acquired Assets and to enforce or defend Buyers’ and their assigns’ rights in and to the Acquired Assets.

(b)  Following the Closing Date, the Seller agrees to make available to Buyers any Excluded Samples free of charge for Buyers’ use for marketing and product and business development purposes. Notwithstanding the foregoing, the Buyers hereby acknowledge that, within ninety (90) days of the Closing Date, the Seller shall have the right to sell or otherwise dispose of any Excluded Samples not requested by a Buyer to be made available for use by such Buyer in accordance with the preceding sentence.

7.5           Additional Financial Statements. The Seller shall use commercially reasonable efforts to assist the Buyers in the preparation of any financial statements required by the SEC in connection with the transactions contemplated by this Agreement, if any, at the Buyer’s cost and expense, including providing the Buyers with full access during normal business hours, in a manner so as not to interfere with the normal business operations of the Seller and on reasonable advance notice, but in any event not less than two (2) Business Days, to all relevant books, records, work papers, information and employees and auditors of the Seller, to the extent necessary in connection with the preparation of any such financial statements.

7.6           Lock-Up Agreements; Registration.

(a)  The Seller agrees to execute an agreement (a “Lock-Up Agreement”) not to sell, transfer, pledge, hypothecate or otherwise dispose of any securities of Xcel, whenever acquired, consistent with the provisions of Section 7.6(b), in form and substance attached hereto as Exhibit B.

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(b)  Subject to Section 7.6(a), the Seller agrees to execute a Lock-Up Agreement with respect to any Xcel Shares issued to a Seller (collectively, the “Lock-Up Shares”), consistent with the following terms: (i) during the twelve (12) month period from the date that such Xcel Shares are issued as a result of the payment of a portion of the Purchase Price in the form of Xcel Shares pursuant to Section 3.3(ii) or the payment of the Earn-Out Value in the form of Earn-Out Shares pursuant to Section 3.4 (each such period herein referred to as an “Initial Period”), the Seller shall not, directly or indirectly, through an “affiliate” or “associate” (as such terms are defined in the General Rules and Regulations under the Securities Act), or otherwise, offer, sell, pledge, hypothecate, grant an option for sale, or otherwise dispose of, or transfer or grant any rights with respect to any Lock-Up Shares in any manner (or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition, whether by actual disposition, effective economic disposition due to cash settlement, transfer of any entity holding the Lockup Shares or otherwise) either privately or publicly (each, a “Transfer”) any of such Lock-Up Shares acquired by Seller pursuant to a stock split, stock dividend, reverse stock split, subdivision, combination, reclassification or similar change in the capital structure of Xcel (each an “Adjustment” and such shares “Adjustment Shares”) affecting Xcel Shares (the Adjustment Shares, together with the Xcel Shares, the “Securities”), or enter into any agreement or any transaction that has the effect of transferring, in whole or in part, directly or indirectly, the economic consequence of ownership of the Securities, whether any such agreement or transaction is to be settled by delivery of the Securities; (ii) upon the expiration of any such Initial Period, such foregoing restrictions on Transfer shall lapse with respect to 25% of the number of corresponding Securities as to which such Initial Period relates (in each case taking into account and proportionally adjusting for any Adjustments occurring during such period), and the Seller may Transfer such Securities in open market transactions without restriction, subject to applicable securities laws; and (iii) on the first day of each of the first three (3) consecutive three (3) month periods following the end of the applicable Initial Period, the restrictions on Transfer provided for in this Section 7.6(b) shall lapse with respect to an additional 25% of the number of corresponding Securities received by the Seller as to which such Initial Period relates (in each case taking into account and proportionally adjusting for any Adjustments occurring during such period), and the Seller may Transfer such Xcel Shares, in open market transactions without restriction, subject to applicable securities laws.

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(c)  Upon expiration of an Initial Period, Xcel agrees to file with the SEC a registration statement under the Securities Act (a “Registration Statement”), and make any filings with state securities agencies reasonably requested of it, with respect to the Xcel Shares issued as a result of the payment of a portion of the Purchase Price in the form of Xcel Shares pursuant to Section 3.3(ii) or the payment of the Earn-Out Value in the form of Earn-Out Shares pursuant to Section 3.4, as applicable. Xcel shall use commercially reasonable efforts to cause such Registration Statement to become effective within sixty (60) days from the expiration of such Initial Period or such later date as may be requested by the Seller. All expenses in connection with the preparation of such Registration Statement (other than the expenses of counsel for the Seller) shall be borne by Xcel. Xcel shall indemnify and hold harmless the Seller in connection with any such registration from and against any and all Damages caused by (a) any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, prospectus, offering circular or other document relating to the Xcel Shares issued to the Seller hereunder, or any omission or alleged omission to state a material fact required to be stated in order to make the statements therein not misleading, or (b) any violation (or alleged violation) by Xcel of the Securities Act, the Exchange Act, or any Legal Requirement in connection with the Registration Statement. The Seller shall indemnify and hold Xcel harmless from and against any and all Damages caused by any untrue statement or alleged untrue statement of a material fact contained in any information provided by the Seller (or its Affiliates or Representatives) for inclusion in such Registration Statement, prospectus, offering circular or other document relating to the Xcel Shares issued to the Seller hereunder, or any omission or alleged omission to state a material fact required to be stated by the Seller in order to make the information so provided not misleading; provided, that the Seller shall not be liable in any such case to the extent that it has furnished in writing to Xcel prior to the date of the Registration Statement, prospectus, offering circular or other document information which corrected or made not misleading the information previously furnished by the Seller, and Xcel failed to update such information. Notwithstanding the foregoing, (i) the Seller shall have no “piggyback” registration or similar rights as to any Xcel Shares and (ii) Xcel shall not be obligated to register any Xcel Shares that may be sold pursuant to Rule 144 of the Securities Act.

7.7           Agreement to Vote. The Seller agrees to enter into a voting agreement at the Closing, in substantially the form attached hereto as Exhibit C (the “Voting Agreement”). Each of the Seller and Xcel agree to comply with the terms of the Voting Agreement.

7.8           Access to Records. At all times after the Closing, each Party shall permit the other Parties and their Affiliates reasonable access upon not less than five (5) Business Days prior written notice, during normal business hours, at the sole cost and expense of the requesting Party and in a manner that will not unreasonably interfere with the normal operations of the providing Party, to and the right to make copies of the Books and Records and such other books and records of such Party relating to the Seller and/or the Acquired Assets existing prior to Closing and in such providing Party’s possession or control; provided, however, that the requesting Party shall only use such information (a) to protect or enforce its rights or perform its obligations under this Agreement and any agreements entered into among the Parties in connection herewith or (b) in connection with tax or other regulatory filings, litigation, financial reporting or to satisfy retention obligations under any applicable bankruptcy order. In addition, the providing Party shall make available to the requesting Party or its Affiliate, upon reasonable request and to the extent still employed by the providing Party, personnel who are familiar with any such matter requested. The Buyers agree that, within ninety (90) days of the Closing Date, they shall return any unwanted Books and Records that are transferred from the Seller to the Buyers at Closing and shall permit the Seller to keep copies of all other Books and Records for the sole purpose of satisfying its retention obligations under any applicable bankruptcy order. Buyers agree that they shall maintain any books and records that they do not transfer to Seller for the period provided in an applicable bankruptcy order.

7.9           Noncompetition and Nonsolicitation.

(a)  For a period of five (5) years from the Closing Date (the “Restricted Period”), each of the Seller and JC Burch will not, directly or indirectly, on its or his own behalf, as an agent of, on behalf of or in conjunction with, or as a member, partner or shareholder of, any other Person:

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(i)  engage in any business that (x) Competes with the Business, or (y) operates under, registers or otherwise uses, or proposes to operate under, register or otherwise use, any trademark or name containing the letter ‘C’ or containing the letter ‘C’ standing alone or set apart (whether or not separated by spaces, hyphens or otherwise) or the word ‘Wonder’ (or any confusingly similar word), in each case, in any form whatsoever.

(ii)  induce any employee, licensee, independent contractor, manufacturer, supplier or customer of the Buyers or their Affiliates with respect to the Acquired Assets or the Business, to terminate his or her employment or relationship, as applicable, with the Buyers or their Affiliates, other than as a result of general solicitations for employment that are not specifically targeted at employees of the Business.

(b)  Notwithstanding anything to the contrary contained herein, the Seller shall have the right to sell or otherwise dispose of any Excluded Samples in accordance with Section 7.4(b). In addition, nothing herein will prohibit the Seller or JC Burch from mere passive ownership of not more than three percent (3%) of the outstanding stock of any class of a publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market. As used herein, the phrase “mere passive ownership” shall include voting or otherwise granting any consents or approvals required to be obtained from such Person as an owner of stock or other ownership interests in any entity pursuant to the charter or other organizational documents of such entity, but shall not include any involvement in the day-to-day operations of such Person.

(c)  The Buyers are entitled (without limitation of any other remedy) to specific performance and/or injunctive relief with respect to any breach or threatened breach of the covenants in this Section 7.9. If any court of competent jurisdiction at any time deems the time periods for the foregoing covenants too lengthy or the scope of the covenants too broad, the restrictive time periods will be deemed to be the longest period permissible by law, and the scope will be deemed to comprise the broadest scope permissible by law under the circumstances. It is the intent of the Parties to protect and preserve the Business and the Acquired Assets and therefore the Parties agree and direct that the time period and scope of the foregoing covenants will be the maximum permissible duration and size.

7.10         Non-Disparagement.

(a)  Neither Seller nor any of its respective Affiliates or Representatives shall make any false or disparaging statements, in public or private, which is reasonably likely to materially impair the reputation, goodwill or commercial interest of the Buyers.

(b)  No Buyer shall, and each Buyer shall cause its Affiliates not to, make any false or disparaging statements, in public or private, which is reasonably likely to materially impair the reputation, goodwill or commercial interest of Seller or its respective Affiliates or Representatives.

(c)  Each Party shall be entitled (without limitation of any other remedy) to seek specific performance and/or injunctive relief with respect to any breach or threatened breach of the covenants in this Section 7.10.

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7.11         Recording of Intellectual Property Assignments. The Seller and Buyers shall cooperate to timely record and file the Intellectual Property Assignments with the appropriate Government Authorities as promptly as practicable following the Closing.

7.12         Foreign Intellectual Property. The Seller agree to use commercially reasonably efforts to take, or cause to be taken, all actions, as any of the Buyers may reasonably request or as may be otherwise necessary to assist with the registration and transfer of all foreign Acquired Intellectual Property. In furtherance of this obligation, the Seller shall reimburse Buyers for 30% of the costs of the registration and transfer of all foreign Acquired Intellectual Property, subject to a cap of $20,000.

7.13         Buyer QVC Agreement. The Seller shall comply with the Buyer QVC Agreement at all times following the Closing. The Seller acknowledge and agree that the Buyers shall have sole operating authority over the Buyer QVC Agreement, and Seller shall not interfere in any way with the Buyers’ business with QVC unless requested by a Buyer.

7.14         Successors and Assigns. Subject to the immediately following sentence, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns, including beneficiaries of an estate or trust, each of which such successors and permitted assigns shall be deemed to be a party hereto for all purposes hereof. No Party may assign this Agreement in whole or in part without prior written consent of the other Parties, which shall not be unreasonably withheld, and any attempt to do so shall be null and void ab initio; provided, however, that in the event of any merger, sale, sale of substantially all assets or any similar transaction is effected by Xcel, such written consent of the Seller shall not be required and Xcel shall use commercially reasonable efforts to cause the successor, transferee or assign thereof to be bound by the Buyers’ obligations hereunder (including the obligation to pay the Earn-Out Value); provided, however, that, in the even such successor, transferee or assign does not assume such obligations, the Buyers shall not be relieved of its obligations hereunder.

7.15         Further Assurances. From time to time following the Closing, each Party shall execute and deliver, or cause to be executed and delivered, such instruments and documents as a Party may reasonably request or as may be otherwise necessary to more effectively consummate the transactions contemplated hereby. Following the Closing, the Seller agree to promptly forward to the Buyers any correspondence or other communications addressed to the Seller received by them that relates to the Acquired Assets. Following the Closing, the Seller and the Buyers shall promptly take all action reasonably requested and provide the Seller or the Buyers, respectively, or their respective successors, assigns and Representatives, reasonable cooperation and assistance, at the requesting Party’s expense, relating to (i) the preparation, prosecution, enforcement or defense of any Acquired Asset that constitutes Intellectual Property Rights, or (ii) the procurement of any additional protection, extensions, or renewals for any Intellectual Property Rights that the Buyers may deem appropriate which may be secured under any Legal Requirement. The Seller’s cooperation shall include the execution and delivery of any and all affidavits, declarations, oaths, exhibits, assignments, powers of attorney or other documentation as may be reasonably requested by the Buyers, including in connection with the registration or recordal of any Third Party Registered IP not completed prior to Closing and expressly waived by the Buyers in writing as a condition to Closing.

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ARTICLE VIII
Conditions Precedent to Buyers’ Obligation to Close

All obligations of the Buyers under this Agreement are subject to the satisfaction of each of the following conditions (any of which may be waived by the Buyers, in whole or in part, in their sole discretion):

8.1           Truth of Representations and Warranties. The representations and warranties of the Seller contained in this Agreement that are qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, as of the date of this Agreement and on and as of the Closing Date, except to the extent that any such representation or warranty expressly relates to an earlier date, in which case such representation and warranty qualified as to materiality shall be true and correct, and such representation and warranty not so qualified shall be true and correct in all material respects, as of such earlier date.

8.2           Performance of Agreements. Each of the covenants and agreements of the Seller to be performed or complied with by it at or prior to the Closing Date pursuant to the terms hereof, shall have been performed or complied with in all material respects.

8.3           Certificate. The Seller shall have delivered (or caused to be delivered) to the Buyers a certificate, dated the Closing Date and executed by or on behalf of the Seller, certifying as to the satisfaction of the conditions set forth in Sections 8.1 and 8.2 of this Agreement.

8.4           No Injunction. No court or other Government Authority shall have issued a Decree, which shall then be in effect, restraining or prohibiting the completion of the transactions contemplated hereby.

8.5           Governmental and Other Approvals. All of the Government Authorizations and third-party consents and approvals set forth on Schedule 8.5 shall have been received and shall be in full force and effect.

8.6           Lien Release. The Buyers shall have received copies of releases of all Liens (other than Permitted Liens) against any asset, property or right comprising the Acquired Assets.

8.7           Assignments. The Buyers shall have received the duly executed Intellectual Property Assignments.

8.8           Completion of Due Diligence. Buyers shall have completed, to its reasonable satisfaction, a due diligence investigation of the Seller, the Business and the Acquired Assets.

8.9           No Seller Material Adverse Effect. From the date hereof to the Closing Date, there shall not have occurred any event, circumstance or effect that has had or would reasonably be expected to have a Seller Material Adverse Effect.

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8.10         Financing. The Buyers shall have completed a debt, equity or other financing pursuant to which Buyers received gross proceeds of at least Four Million Dollars ($4,000,000), on terms and conditions satisfactory to the Buyers in their sole discretion.

8.11         Third Party Registered IP. The Seller shall have recorded all Third Party Registered IP in the name of the Seller or the Buyer designated by the Buyers in each applicable jurisdiction.

8.12         Board of Directors Consent. The Board of Directors of Xcel shall have authorized Xcel’s execution, delivery, and performance of this Agreement and the Related Agreements to which it is a party and authorized specific officers of Xcel to execute the same.

8.13         No Decree or Proceeding. No Decree or Proceeding shall be pending against Seller which would be reasonably expected to (i) prevent consummation of any of the transactions contemplated by this Agreement, or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation thereof.

8.14         Closing Deliverables. In addition to any other documents to be delivered or actions to be taken under other provisions of this Agreement, at the Closing, the Seller shall deliver to the Buyers:

(a)  One or more executed bills of sale in form and substance reasonably satisfactory to the Buyers transferring to the Buyers all tangible assets included in the Acquired Assets;

(b)  In respect of the Acquired Assets, such documents as Buyers may reasonably require to effect the transfer to the Buyers of the Seller’s interests therein free and clear of all Liens;

(c)  Counterparts of all Related Agreements executed by the Seller, as applicable;

(d)  Certified copies of the resolutions of the Seller authorizing the execution, delivery, and performance of this Agreement and any Related Agreements by the Seller and the consummation of the transactions provided for herein;

(e)  An executed assignment and assumption of the Assumed Contracts, in form and substance reasonably acceptable to the Buyers;

(f)  The Books and Records;

(g)  A non-foreign affidavit dated as of the Closing Date, sworn under penalty of perjury and in the form required under treasury regulations issued pursuant to Code §1445 stating that Seller is not a foreign person as defined in Code §1445; and

(h)  Certificates of the Secretaries of State (or other applicable office) in each jurisdiction in which Seller is organized, dated as of the Closing Date (or as close thereto as reasonably practicable), certifying as to the good standing (to the extent such concept is recognized in such jurisdiction) and non-delinquent status of such entity.

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ARTICLE IX
Conditions Precedent to the Seller’S Obligation to Close

All obligations of the Seller under this Agreement are subject to the satisfaction of each of the following conditions, (any of which may be waived in whole or in part by the Seller, in its sole discretion):

9.1           Truth of Representations and Warranties. The representations and warranties of the Buyers contained in this Agreement that are qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, as of the date of this Agreement and on and as of the Closing Date, except to the extent that any such representation or warranty expressly relates to an earlier date, in which case such representation or warranty that is qualified as to materiality shall be true and correct, and such representation and warranty not so qualified shall be true and correct in all material respects, as of such earlier date.

9.2           Performance of Agreements. Each of the covenants and agreements of the Buyers to be performed or complied with by the Buyers at or prior to the Closing Date pursuant to the terms hereof shall have been duly performed or complied with by each of the Buyers in all material respects.

9.3           Certificate. Buyers have delivered to the Seller a certificate, dated the Closing Date and executed by a duly authorized officer on behalf of the Buyers, certifying as to the satisfaction of the conditions set forth in Sections 9.1 and 9.2 of this Agreement.

9.4           No Injunction. No court or other Government Authority shall have issued a Decree, which shall then be in effect, restraining or prohibiting the completion of the transactions contemplated hereby.

9.5           Governmental and Other Approvals. All Government Authorizations and third-party consents and approvals set forth on Schedule 9.5 shall have been received and shall be in full force and effect.

9.6           Closing Deliverables. In addition to any other documents to be delivered or actions to be taken under other provisions of this Agreement, at Closing, the Buyers, as applicable, shall deliver to the Seller the following:

(a)  The Purchase Price as provided in Sections 3.2 and 3.3;

(b)  Counterparts of all Related Agreements, executed by the Buyers, as applicable;

(c)  An executed assignment and assumption of the Assumed Contracts, in form and substance reasonably acceptable to the Buyers; and

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(d)  A certified copy of the resolutions of the Buyers authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions provided for herein.

ARTICLE X
Termination

10.1         Right to Terminate. This Agreement and the transactions contemplated hereby may be terminated at any time prior to the Closing on the earlier of (the “Termination Date”):

(a)  the mutual written consent of the Buyers and the Seller;

(b)  by the Buyers or the Seller if the Closing shall not have occurred by July 31, 2015;

(c)  final decree by a court of competent jurisdiction or other Government Authority s having the effect of permanently restraining, enjoining or otherwise prohibiting any of the transactions contemplated hereby, except if the party relying on such order, decree or ruling or other action has not complied with its obligations under this Agreement;

(d)  by the Seller, if there has been a breach of any representation, warranty, covenant or agreement on the part of the Buyers set forth in this Agreement that causes the conditions set forth in Article IX to become incapable of fulfillment by the Termination Date, unless waived by the Seller;

(e)  by the Buyers, if there has been a breach of any representation, warranty, covenant or agreement on the part of the Seller set forth in this Agreement that causes the conditions set forth in Article VIII to become incapable of fulfillment by the Termination Date, unless waived by the Buyers;

provided, however, that the Party exercising its right to so terminate this Agreement pursuant to Section 10.1(b), 10.1(d) or 10.1(e) shall not have a right to terminate if, at the time of such termination, there exists a breach of any of the exercising Party’s representations, warranties, covenants or agreements contained in this Agreement that causes the closing conditions set forth in Article VIII or IX, as applicable, to become incapable of being fulfilled by the Termination Date.

10.2         Post-Termination License Agreement with Seller or its Affiliate. If (i) the Closing is not consummated by the Parties hereto for any reason other than pursuant to Sections 10.1(a), (c), or (d), and (ii) within twelve (12) months of the date of termination of this Agreement, Seller or Affiliate thereof, directly or indirectly, enters into a license or other agreement(s) with QVC or any other Person (A) to whom Xcel introduced Seller (or Affiliate thereof), or (B) with whom Xcel facilitated licensing discussions, then Seller shall pay to Xcel a commission on such license agreement or other agreement(s) equal to fifteen percent (15%) of all net royalty revenues received by such Seller thereof during the first twenty-four (24) months of such agreement(s) (the “Tail Fee”).

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10.3         Effect of Termination.

(a)  Except as otherwise set forth in Section 10.2 and this Section 10.3, in the event of a termination of this Agreement by either Seller or Buyers as provided in Section 10.1, this Agreement (other than Section 6.8, Section 10.2, this Section 10.3 and Article XIII) shall forthwith become void; provided, however, that such termination shall not relieve any Party of any liability for Damages actually incurred or suffered by the other Parties as a result of any breach of this Agreement.

(b)  If this Agreement is terminated solely as a result of Seller’s breach of Section 6.4 prior to the Termination Date, then the Seller shall pay to Xcel, or a party designated by Xcel, (i) One Million Two Hundred Thousand Dollars ($1,200,000) (the “Exclusivity Termination Fee”) not later than the day of such termination, and (ii) all of Buyers’ reasonable fees and expenses related to the transaction contemplated herein (including reasonable legal fees and expenses of the Buyers) upon its receipt of an invoice for such fees and expenses from the Buyers. The Exclusivity Termination Fee shall be paid by wire transfer of immediately available funds to an account designated in writing to the Seller by Xcel.

(c)  In the event that the Tail Fee or the Exclusivity Termination Fee is payable to Xcel hereunder but the Seller does not have the liquidity to make such payments, the Seller shall not sell, dispose of or otherwise transfer any of its assets to any Person before satisfying all payment obligations owed to Xcel. In the event of the foregoing, the Seller shall (i) grant Xcel a first priority security interest in all of Seller’s assets and (ii) authorize Xcel to file a financing statement to that effect naming the Seller as debtor and Xcel as secured party (in form and substance satisfactory to Xcel), which shall remain in place until such time as the Seller satisfies all payment obligations owed to Xcel.

ARTICLE XI
Indemnification; Remedies

11.1         Survival. All representations and warranties made by the Seller, or the Buyers, herein, or in any certificate, schedule or exhibit delivered pursuant hereto, shall survive the Closing and continue in full force and effect until the eighteen (18) month anniversary of the Closing Date (the “Survival Date”), other than in the case of fraud and except as to any matters with respect to which a bona fide written claim shall have been made or action at law or in equity shall have been commenced before such date, in which event survival shall continue (but only with respect to, and to the extent of, such claim or action); provided, however, that the representations and warranties) in Sections 4.1 (Organization and Good Standing), 4.2 (Enforceability; Authority), 4.4 (Title to Assets), Section 4.7 (Taxes) Section 4.12 (Intellectual Property), 4.14 (Brokers’ or Finders’ Fees), 5.1 (Existence and Good Standing; Authorization) and 5.8 (Brokers’ or Finders’ Fees) (collectively, the “Core Representations”) shall survive and remain in full force and effect until the expiration of the Escrow Survival Period (subject to Section 11.7(e)). Each covenant and agreement of any of the Parties contained in this Agreement, which by its terms is required to be performed after the Closing Date, shall survive the Closing and remain in full force and effect until such covenant or agreement is performed.

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11.2         Indemnification by the Seller. Subject to the limitations set forth in this Article XI, the Seller shall indemnify, defend and hold harmless the Buyers and their stockholders, managers, members, officers, directors, agents, attorneys and employees, (hereinafter “Buyer Indemnified Parties”) from and against any and all actual losses, claims, liabilities, debts, damages, fines, penalties, costs (in each case including reasonable out-of-pocket expenses (including reasonable fees and expenses of counsel)) that any Buyer incurs or sustains (collectively, “Damages”) as a result of:

(a)  the breach of any representation or warranty of Seller contained in this Agreement, any Related Agreement or in any certificate or other instrument furnished to the Buyers by Seller pursuant to this Agreement;

(b)  the breach of, default under or nonfulfillment of any covenant, obligation or agreement of the Seller under this Agreement, any Related Agreement or the agreements and instruments contemplated herein or therein, which is not cured within thirty (30) days from the Seller’s receipt of notice thereof;

(c)  the Excluded Assets;

(d)  the Excluded Liabilities;

(e)  the breach of, default under or non-fulfillment of any of the Seller’s obligations;

(f)  any Proceeding brought or claim made by a Licensee against Seller, Affiliate thereof or Predecessor involving a breach of, default under or nonfullfilment of any obligations of such Party under an international License Agreement in effect prior to the Closing Date to which such Licensee is a Party; or

(g)  any and all Proceedings incident to any of the foregoing.

11.3         Indemnification by Buyers. Subject to the limitations set forth in this Article XI, the Buyers shall each indemnify, defend and hold harmless the Seller and its respective stockholders, managers, officers, directors, agents, attorneys and employees (hereinafter “Seller Indemnified Parties” and, together with the Buyer Indemnified Parties, each an “Indemnified Party”) from and against any and all Damages incurred or sustained by the Seller Indemnified Parties as a result of:

(a)  the breach of any representation or warranty of the Buyers contained under this Agreement, any Related Agreement or any certificate or other instrument furnished by the Buyers to Seller pursuant to this Agreement; and

(b)  the breach of, default under of nonfulfillment of any covenant, obligation or agreement by the Buyers under this Agreement, any Related Agreement or in the agreements and instruments contemplated herein or therein, which is not cured within thirty (30) days of Buyers’ receipt of notice thereof.

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11.4         Right to Offset. Without limiting any other rights or remedies available to them, the Buyers shall be entitled to offset any claim for indemnity made pursuant to Section 11.2 and in accordance with Section 11.7, against any payment of the Earn-Out Value then or in the future payable by the Buyers to the Seller; provided, however, the Buyers may only exercise such right of offset in respect of claims relating to Damages actually incurred by a Buyer Indemnified Party (in which case the amount of such offset shall be the amount of such actual Damages) or bona fide claims actually asserted by a Third Party (in which case the amount of the offset shall not exceed the Buyers’ good faith estimate of the amount of indemnifiable Damages that will ultimately be payable to a Buyer Indemnified Party in respect of such claims). If any such claims for indemnity are resolved in favor of any of the Buyer Indemnified Parties by mutual agreement or otherwise, or if the amount withheld exceeds the amount ultimately payable to a Buyer Indemnified Party in respect of such claim, the Buyers shall pay to the Seller the excess amount withheld with respect to such claim.

11.5         Limitation on Liability.

(a)  Neither the Seller nor the Buyers shall have any liability for Damages under Section 11.3(a) or Section 11.2(a), respectively, and neither the Seller Indemnified Parties nor the Buyer Indemnified Parties shall have the right to seek indemnification under Section 11.2 or Section 11.3, respectively, until the amount of all such Damages exceeds, in the aggregate, One Hundred and Ten Thousand Dollars ($110,000) (the "Threshold"), in which event the Indemnifying Party shall, subject to Section 11.5(b) pay or be liable for all such Damages from the first dollar. Notwithstanding the foregoing, Damages that arise out of or result from, in whole or in part, any claim (whether direct or indirect) based on fraud or in connection with any failure by the Buyers to make any payment of the Purchase Price when due are excluded from the application of the Threshold.

(b)  The aggregate liability of the Seller, on the one hand, and the Buyers, on the other, for all Damages under Section 11.2(a) or Section 11.3(a), as applicable, shall not exceed the amount that remains in the Escrow, (the “Cap”); provided, however, that the Cap shall not apply to any breach of Section 4.4 (Title to Assets), in the case of fraud or in connection with any failure by the Buyers to make any payment of the Purchase Price when due; provided further that the aggregate liability of the Seller for Damages for a breach of Section 4.4 (Title to Assets) shall not exceed the Purchase Price actually received by the Seller at the Closing regardless of the value of the Xcel Shares at the time an indemnity claim is made.

(c)  In determining the amount of Damages in respect of a claim under this Article XI, there shall be deducted an amount equal to the amount of any third-party insurance proceeds actually received by the Indemnified Party making such claim with respect to such Damages less the cost of any increase in insurance premiums over the projected period of such increase as a result of making a claim for such Damages, provided that there shall be no obligation to make a claim, and no offset against Damages shall be made, if a party reasonably believes that making a claim for such Damages is reasonably likely to result in a non-renewal of the insurance policy.

(d)  Except for liability resulting from fraud, and notwithstanding anything contained herein to the contrary, no Party shall be liable under this Agreement for any consequential, special, indirect, incidental, or punitive damages of any kind or nature, regardless of the form of action through which such damages are sought.

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(e)          The limitations of liability contained in this Section 11.5 shall not be exceeded or modified in any way by the Supplemental Indemnity Agreement.

11.6         Other Indemnification Provisions.

(a)  To the extent that any representations and warranties of the Seller or the Buyers, as applicable, have been breached, thereby entitling the non-breaching party to indemnification pursuant to Section 11.2 or Section 11.3 hereof, it is expressly agreed and acknowledged by the Parties that, solely for purposes of calculation of Damages in connection with any right to indemnification, the representations and warranties of the Seller or Buyers, as applicable, that have been breached shall be deemed not qualified by any references therein to materiality generally, Knowledge or to whether or not any breach or inaccuracy results in a Seller Material Adverse Effect or Buyer Material Adverse Effect.

(b)  An Indemnified Party’s right to indemnification pursuant to this Article XI shall, except for equitable relief and specific performance of covenants that survive Closing, be the sole and exclusive remedy available to such Indemnified Party with respect to any matter arising under or in connection with this Agreement or the transactions contemplated hereby, other than for claims of fraud.

11.7         Procedure for Indemnification. The procedure to be followed in connection with any claim for indemnification by Buyer Indemnified Parties under Section 11.2 or Seller Indemnified Parties under Section 11.3 or any claims by one party against the other is set forth below:

(a)  Notice. Whenever any Indemnified Party shall have received notice that a claim has been asserted or threatened against such Indemnified Party, which, if valid, would subject the indemnifying party (the “Indemnifying Party”) to an indemnity obligation under this Agreement, the Indemnified Party shall promptly notify the Indemnifying Party of such claim; provided, however, that failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its indemnification obligations hereunder, except to the extent the Indemnifying Party is actually prejudiced thereby. Any such notice must be made to the Indemnifying Party not later than the expiration of the applicable survival period specified in Section 11.1 above.

(b)  Defense of a Third Party Claim. If any Third Party shall notify any Party with respect to any matter (a “Third Party Claim”) that may give rise to a claim for indemnification against any other Party under this Article XI, the Indemnifying Party shall have the right, but not the obligation, to assume the defense of the Third Party Claim so long as (i) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (ii) uses counsel reasonably satisfactory to the Indemnified Party, (iii) the Indemnifying Party acknowledges its obligation to indemnify the Indemnified Party hereafter in respect of such matters and (iv) the relief sought is monetary damages.

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(c)  After notice from the Indemnifying Party to the Indemnified Party of its election to assume the defense of the Third Party Claim, the Indemnifying Party shall not, as long as the Indemnifying Party diligently conducts such defense, be liable to the Indemnified Party for any legal or other expense subsequently incurred by the Indemnified Party in connection with the defense thereof, other than reasonable costs of investigation; provided, however, that if counsel defending such Third Party Claim shall advise the parties of a potential conflict of interest arising from the existence of one or more legal defenses available to the Indemnified Party which are different from or additional to those available to the Indemnifying Party or its Affiliates, then the Indemnified Party may retain separate counsel to defend it and in that event the reasonable fees and expenses of such separate counsel shall be paid by the Indemnifying Party if applicable under this Article XI. Subject to the proviso to the foregoing sentence, if the Indemnifying Party assumes such defense, the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party. The Indemnifying Parties shall be liable for the reasonable fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has not assumed the defense thereof if the Indemnifying Party is ultimately found to be liable to indemnify the Indemnified Party. If the Indemnifying Party chooses to defend or prosecute any Third Party Claim, all of the Parties hereto shall cooperate in the defense or prosecution thereof.

(d)  If an Indemnifying Party assumes the defense of an action or proceeding, then, without the Indemnified Party’s written consent, the Indemnifying Party shall not settle or compromise any Third Party Claim or consent to the entry of any judgment which does not include as an unconditional term thereof the delivery by the claimant or other plaintiff to the Indemnified Party of a written release from all liability in respect of such Third Party Claim or if such settlement shall include injunctive or other relief that affects or relates to the right or obligations of such Indemnified Party, other than the obligation to pay monetary damages where such damages have been satisfied in full by the Indemnifying Party or their respective Affiliates.

(e)  In the event the Buyers desire to make a claim against the Escrow on account of, or with respect to, the obligations of the Seller under this Agreement (an "Escrow Claim"), the Parties shall comply with the following procedures:

(i)  The Buyers shall notify the Seller and Escrow Agent in writing (a "Notice of Escrow Claim"), which notice shall set forth a description of the Escrow Claim and the amount owed with respect to such Escrow Claim (if known). In the event that the Seller disputes that a Buyer Indemnified Party is entitled to be paid the amounts set forth in such Escrow Claim, the Seller shall notify the Buyers and the Escrow Agent of such dispute in writing within thirty (30) days following the Seller's receipt of the Notice of Escrow Claim. If no notice of dispute is received by the Buyers within thirty (30) days after the Seller has been provided a Notice of Escrow Claim, such amount specified therein shall be paid from the Escow to the Buyers (or a designee thereof) and the Escrow Amount shall be reduced by such amount.

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(ii)  In the event that the Seller disputes the Escrow Claim and provides the Buyers written notice of such dispute within thirty (30) days following receipt by the Seller of the Notice of Escrow Claim, the amount set forth in such Escrow Claim shall be retained by in the Escrow unless and until, and in the amount, (x) agreed by the Parties in writing, or (y) directed or permitted by a final decision of a court of competent jurisdiction, which decision has not been appealed within any applicable time periods for such appeal or with respect to which no appeal is available.

(iii)  On each of (x) the twelve (12) month anniversary of the Closing Date, and (y) the twenty-four (24) month anniversary of the Closing Date, the Buyers shall cause the Escrow Agent to release from the Escrow to the Seller 111,111 Xcel Shares minus the amounts set forth in any Notices of Escrow Claim pending as of such date. To the extent the amounts set forth in any Notice of Escrow Claim exceed the amount of cash that remains in the Escrow, the Escrow Agent shall retain additional Xcel Shares at $9.00 per share to account for the full amount set forth in any Notice of Escrow Claim.

(iv)  In the event that, on the expiration of the Escrow Survival Period, no Notices of Escrow Claim are pending, the Buyers shall cause the Escrow Agent to release from the Escrow to the Seller the remaining balance of the Escrow Amount, if any. If, on such date, one or more Notices of Escrow Claim are pending, the Buyers shall cause the Escrow Agent to release from the Escrow to the Seller the remaining balance of the Escrow Amount, minus the amounts set forth in the Notices of Escrow Claim. To the extent the amounts set forth in any Notice of Escrow Claim exceed the amount of cash that remains in the Escrow, the Escrow Agent shall retain additional Xcel Shares at $9.00 per share to account for the full amount set forth in any Notice of Escrow Claim. Upon final resolution of all claims set forth in all Notices of Escrow Claim that have been disputed as set forth herein (which shall be evidenced by the written agreement of the Buyers in writing, or the direction by a final decision of a court of competent jurisdiction, which decision has not been appealed within any applicable time periods for such appeal or with respect to which no appeal is available), the Buyers shall cause the Escrow Agent to release from the Escrow to the Seller the remaining balance of the Escrow Amount.

(v)  The Seller shall be entitled to any interest earned on any cash portion of the Escrow Amount disbursed to the Seller pursuant to this Section 11.7.

11.8         Non-Third Party Claims. Within thirty (30) Business Days after a Party obtains knowledge that it has sustained any Damages not involving a Third Party Claim or action which such Party reasonably believes may give rise to a claim for indemnification from another party hereunder, such Indemnified Party shall deliver notice of such claim to the Indemnifying Party, together with a brief description of the facts and data which support the claim for indemnification (a “Claim Notice”); provided, however, that failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its indemnification obligations hereunder, except to the extent that the Indemnifying Party is actually prejudiced thereby. Any Claim Notice must be made to the Indemnifying Party not later than the expiration of the applicable survival period specified in Section 11.1 above. If the Indemnifying Party does not deliver notice to the Indemnified Party within thirty (30) Business Days following its receipt of a Claim Notice that the Indemnifying Party disputes its liability to the Indemnified Party under this Article XI (an “Indemnification Objection”) the Indemnifying Party shall be deemed to have accepted liability for such claim, in which event the other party shall be free to pursue such remedies as may be available to them.

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11.9         Tax Treatment. All indemnity payments made under this Article XI shall be treated as adjustments to the Purchase Price for all tax purposes.

ARTICLE XII
Miscellaneous

12.1         Public Disclosure or Communications. Except to the extent required by applicable Legal Requirements (including securities laws applicable to the Parties), none of the Buyers nor the Seller nor any of their respective Affiliates shall issue any press release or public announcement of any kind concerning the transactions contemplated by this Agreement without the prior written consent of the other Parties; and, in the event that any such public announcement, release or disclosure is required by applicable Legal Requirements (including the rules of the stock market and/or securities laws), the disclosing Party shall provide the other Parties, to the extent practicable and permissible under the circumstances, reasonable opportunity to comment on any such announcement, release or disclosure prior to the making thereof. Each of the Parties hereto acknowledges that Xcel may be required to file a Current Report on Form 8-K disclosing the transactions contemplated by this Agreement and attaching as an exhibit thereto a copy of this Agreement, in which case no approval for such filing shall be required from Seller.

12.2         Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and shall be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt); provided that a copy is mailed by registered mail, return receipt requested, or (c) one (1) Business Day after its delivery, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

If to the Seller:

Burch Acquisition LLC
840 First Avenue, Suite 200
King of Prussia, Pennsylvania 19406
Facsimile: (610) 688-2429
Attn: Brian Carden

With a copy to (which shall not constitute notice):

DLA Piper (US), LLP
203 N. LaSalle Street, Suite 1900
Chicago, Illinois 60601
Facsimile: (312) 630-5330
Attn: Richard A. Chesley, Esq.

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If to the Buyers:

Xcel Brands, Inc.
475 Tenth Avenue, 4th Floor
New York, NY 10018
Attention: Robert D’Loren, CEO
Facsimile: 347-572-0456

With a copy to (which shall not constitute notice):

Blank Rome, LLP
405 Lexington Avenue
New York, NY 10174
Attention: Robert Mittman
Facsimile: 212-885-5001

12.3         Entire Agreement; Nonassignability; Parties in Interest; No Third-Party Beneficiaries. This Agreement, the Related Agreements and the certificates, exhibits, schedules, documents, instruments and other agreements specifically referred to herein or therein or delivered pursuant hereto or thereto: (a) constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof, (b) are not intended to confer upon any other Person, either explicitly or implicitly, any equitable or legal rights or remedies of any nature whatsoever hereunder, and (c) except as set forth in Section 7.14 hereof, shall not be assigned by operation of law or otherwise without the written consent of the other party; provided, however, that the Buyers may, without the consent of the Seller but upon written notice to the Seller thereof, (i) assign any or all of their rights and interests hereunder to one or more of their Affiliates or successors, (ii) designate one or more of their Affiliates to perform their obligations hereunder, (iii) direct the Seller, at the Closing and on behalf of the Buyers, to transfer title to all or some of the Acquired Assets directly to either Buyer or one of more of their Affiliates, and (iv) assign their rights and obligations under this Agreement to a purchaser of all or substantially all of the assets of the Buyers; provided, however, that in each of (i)-(iv) the Buyers shall remain obligated to perform all their obligations under this Agreement. Except as expressly provided herein, this Agreement is for the sole benefit of the Parties hereto and their successors and permitted assignees and nothing herein expressed or implied shall give or be construed to give any Person, other than the parties hereto and such successors and permitted assignees, any other right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. For the avoidance of doubt, it is hereby acknowledged and agreed by the Parties hereto that an Indemnified Party that is not party hereto is intended to be an express third party beneficiary of this Agreement.

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12.4         Bulk Sales Law. The Buyers hereby waive compliance by the Seller with the provisions of any so-called bulk transfer laws of any jurisdiction in connection with the sale of the Acquired Assets, and the Seller shall indemnify and hold harmless the Buyers and any of their Affiliates from and against any claims arising out of or due to failure to comply with such bulk transfer laws.

12.5         Expenses. Except as otherwise specifically provided in this Agreement, including the Tail Fee as provided in Section 10.3(b), whether or not the transactions contemplated by this Agreement are consummated, each party hereto shall bear its own costs, expenses and fees incurred in connection with this Agreement and the other transactions contemplated by this Agreement.

12.6         Waiver and Amendment. Any representation, warranty, covenant, term or condition of this Agreement which may legally be waived, may be waived, or the time of performance thereof extended, at any time by the party hereto entitled to the benefit thereof and any term, condition or covenant hereof may be amended by the Parties hereto at any time. Any such waiver, extension or amendment shall be evidenced by an instrument in writing executed on behalf of the appropriate party by a person who has been authorized by such party to execute waivers, extensions or amendments on its behalf. No waiver by any party hereto, whether express or implied, of its rights under any provision of this Agreement shall constitute a waiver of such party’s rights under such provisions at any other time or a waiver of such party’s rights under any other provision of this Agreement. No failure by any party hereto to take any action against any breach of this Agreement or default by another party shall constitute a waiver of the former party’s right to enforce any provision of this Agreement or to take action against such breach or default or any subsequent breach or default by such other party.

12.7         Severability. Any term or provision of this Agreement which is invalid or unenforceable shall be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining rights of the person intended to be benefited by such provision or any other provisions of this Agreement.

12.8         Remedies Cumulative. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party shall be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy shall not preclude the exercise of any other remedy.

12.9         Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original, and all of which taken together shall constitute one instrument. Any signature page delivered by a facsimile machine, or in portable document format file format shall be binding to the same extent as an original signature page with regard to any agreement subject to the terms hereof or any amendment thereto.

12.10         Governing Law. The interpretation and construction of this Agreement, and all matters relating hereto, shall be governed by the laws of the State of New York, including Sections 5-1401 and 5-1402 of the New York General Obligations Law.

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12.11         Dispute Resolution. The parties agree to submit to binding arbitration (as set forth below) any and all disputes, claims or controversies arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of the Agreement to arbitrate. It is expressly acknowledged and agreed that the Parties have chosen the mediation and arbitration process set forth herein in an effort to lower the cost and increase the efficiency of dispute resolution beyond that encountered in traditional litigation, and the JAMS mediator/arbitrator shall keep that objective in mind.

(a)  Mediation. Before any dispute, controversy or claim arising out of or relating to this Agreement (independently or collectively, the “Claim”) may be submitted to arbitration (as set forth immediately below), the parties hereto shall first attempt to resolve any such Claim in a non-binding half-day mediation to be held in New York, New York before a mutually acceptable JAMS mediator. The mediation process shall proceed as follows: (a) the complaining Party shall submit its Claim in writing to the other Party; (b) the other Party shall respond in writing within three (3) Business Days; (c) the complaining Party shall reply in writing within three (3) Business Days; (d) the Parties shall negotiate in good faith using commercially reasonable efforts to settle the Claim without delay; (e) if the Claim is not settled within ten (10) Business Days of the complaining Party’s provision, by facsimile and/or email, of its written reply to the other Party, the Claim shall promptly be submitted to mediation as set forth above; and (f) the mediation shall occur no later than twenty-five (25) Business Days after the complaining Party’s provision, by facsimile and/or email, of its written reply to the other Party.

(b)  Arbitration. In the event that any Claim is not resolved through the mediation procedure outlined immediately above, the Parties agree that such Claim shall be determined by arbitration as set forth in this section. Any arbitration pursuant to this section shall be held exclusively in New York, New York before a single JAMS arbitrator, and shall be exclusively and finally settled, adjudicated and determined in accordance with the JAMS Comprehensive Arbitration Rules and Procedures (“Comprehensive Rules”). At the commencement of any arbitration, the parties shall in good faith discuss and determine whether such arbitration should be conducted pursuant to the Expedited Procedures of the Comprehensive Rules, i.e. Rules 16.1 and 16.2. The arbitrator shall not authorize more than: (1) five (5) depositions per Party; (2) the issuance of more than ten (10) interrogatories per Party; (3) the issuance of more than seven (7) document subpoenas per Party; or (4) the issuance of more than ten (10) requests for admission per party. Any such Claim shall be governed by the laws of the State of New York, including its statutes of limitations, but without regard to its choice or conflicts of laws rules. All fact and expert discovery shall be completed within 120 days of the Preliminary Conference, and any hearing shall commence and be completed within 150 days of the Preliminary Conference. Judgment upon the written Award (as defined below) rendered by the arbitrator may be enforced, confirmed, rendered and entered in any court of competent jurisdiction having jurisdiction thereof. All proceedings in connection with any arbitration, and any submissions relating to the arbitration, except for the final written Award of the arbitrator, shall be kept confidential and may not be discussed or disclosed publicly without the prior written consent of all Parties to the arbitration unless required by applicable law or the rules of any securities exchange on which any Party’s or its affiliate’s securities are traded. The arbitrator’s written award (the “Award”) shall include specific findings of fact and conclusions of law with citations to applicable authority, and shall be issued as soon as practicable following the conclusion of the record or hearing, and in no event more than sixty (60) days after the conclusion of the record or hearing.

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(c)  Fees and Expenses. Any fees or expenses incurred by a Party in connection with a mediation (as outlined above) shall be borne that Party, except that any fees, expenses and/or costs charged by the mediator shall be borne equally by the Parties. The arbitrator shall award to the prevailing Party in any arbitration (as outlined above) all reasonable fees, expenses and costs including attorneys’ fees and expert witness fees and/or consultant fees.

(d)  Interim Relief. Notwithstanding any provision of this Agreement including the foregoing sections outlining mediation and arbitration procedures, any Party may seek interim judicial relief pending mediation and/or arbitration, including injunctive or other equitable relief, to prevent irreparable harm or to preserve the status quo without waiving, and without prejudice to, the right or obligation to mediate and/or arbitrate. The Parties agree that any such request for equitable or injunctive relief may be pursued only in the state or federal courts located in New York, New York, and hereby submit to the jurisdiction of these courts for any such purpose.

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IN WITNESS WHEREOF, the parties hereto have each executed and delivered this Asset Purchase Agreement as of the day and year first above written.

XCEL BRANDS, INC.

By:	/s/ Robert D’Loren
Name:	Robert D’Loren
Title:	CEO

C WONDER LICENSING, LLC

By:	/s/Seth Burroughs
Name:	Seth Burroughs
Title:	EVP

BURCH ACQUISITION, LLC

By:	/s/ J. Brian Carden
Name:	J. Brian Carden
Title:	Manager

/s/ J. Christopher Burch
J. Christopher Burch

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